As filed with the Securities and Exchange Commission on November 23, 2005
Registration No. 333-129089

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ASIA PAYMENT SYSTEMS, INC.
(Name of small business issuer in its charter)

Nevada	7389	98-0204780
(State or jurisdiction	(Primary Standard	(I.R.S. Employer
of incorporation	Industrial Classification	Identification No.)
or organization)	Code Number)
THE CHRYSLER BUILDING, 405 LEXINGTON AVENUE, 26th FLOOR, NEW YORK, NY 10174
TEL: (212) 907-6514

(Address and telephone number of principal executive offices)
THE CHRYSLER BUILDING, 405 LEXINGTON AVENUE, 26th FLOOR, NEW YORK, NY 10174

(Address of principal place of business or intended principal place of business)
Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Tel: 303-770-7131
Fax: 303-770-7332

(Name, address and telephone number of agent for service)

Copies of all communications to:
Andrew N. Bernstein, Esq.
Andrew N. Bernstein, P.C.
5445 DTC Parkway, Suite 520
Greenwood Village, Colorado 80111
Tel: 303-770-7131
Fax: 303-770-7332

     Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Registration
be Registered	Registered(1)	Share(2)	Price(2)	Fee(5)
Shares of common stock, $0.001 par value per share	4,139,412	$0.48	$1,986,918	$234

Shares of common stock underlying warrants(3)	4,361,992	$0.48	$2,093,757	$247

Total	8,501,404		$4,080,675	$481
(1)	Pursuant to Rule 416, this Registration Statement covers any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the closing price of the common stock on the OTC Bulletin Board on October 14, 2005, which was $0.48 per share.
(3)	Represents 4,361,992 shares issuable upon the exercise of warrants issued in the private placement transactions.
(4)	Calculated using $117.70 per million dollars.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated November 23, 2005
PROSPECTUS
ASIA PAYMENT SYSTEMS, INC.
The Resale of 8,501,404 Shares of Common Stock
     We are registering 8,501,404 shares of our common stock on behalf of the selling shareholders identified under the heading “Selling Shareholders” in this prospectus.
     The selling shareholders may sell the stock from time to time in the over-the-counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions.
     We are not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from the resale of our common stock pursuant to this offering. We have received proceeds from the initial sale of our common stock and warrants under the private placements as described in this prospectus. We may also receive proceeds from the exercise of certain warrants held by some of the selling shareholders, of which the underlying shares are also being registered hereby, if the selling shareholders exercise those warrants through a cash exercise.
     Our common stock is quoted on the OTC Bulletin Board under the symbol “APYM.OB.” On October 14, 2005, the closing price of our common stock was $0.48 per share.
     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
THE DATE OF THIS PROSPECTUS IS __________, 2005

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

     You should only rely upon the information included in or incorporated by reference into this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. This document may be used only where it is legal to sell these securities. The information in this document is accurate only as of the date of this document, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information to which you might want to return. You should, however, read the entire prospectus carefully.

PROSPECTUS SUMMARY
     This prospectus summary contains information about our company, our finances, our services, and our recent private placements that we believe is most important. This summary is qualified in its entirety by the more detailed information on these and other topics appearing elsewhere in this prospectus, including the information under the heading “Risk Factors” and the information contained in the Financial Statements. This summary is not complete and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully for a complete understanding of our business.
     Unless otherwise indicated, all share and per share data in this prospectus do not give effect to (i) shares issuable upon exercise of outstanding options and warrants; and (ii) shares reserved for issuance under our 2005 Stock Option Plan.
     As used in this prospectus, “we”, “us”, “our”, “Asia Pay” or “our company” refers to Asia Payment Systems, Inc. and all of its subsidiaries and affiliated companies.
About Our Company
     Asia Payment Systems, Inc., formerly Asian Alliance Ventures, Inc., was incorporated in the State of Nevada on October 2, 1998, and maintains its principal executive offices at The Chrysler Building, 405 Lexington Ave., 26th Floor, New York, NY 10174, telephone: 212-907-6514.
     We offer credit card transaction processing and merchant acquiring services. We plan to offer credit card clearing services to merchants and financial institutions, primarily focusing on China and Japan. Our mission is to be a provider of third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and grocery retail cards.
The Offering

Common stock outstanding as of October 18, 2005	35,104,107 shares

Common stock and common stock underlying warrants which are being offered for resale to the public	8,501,404 shares

Percentage of common stock outstanding following this offering that shares being offered for resale represent*	21.5%

Total proceeds raised by offering:	We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may receive some proceeds, if any, if the selling shareholders exercise their warrants through cash exercises.

Use of proceeds:	Any proceeds we may receive will be used for working capital and general corporate purposes.

*	Assumes exercise of all 4,361,992 warrants, the underlying common stock of which is being registered by this prospectus.

RISK FACTORS
     An investment in our common stock being offered for resale by the selling shareholders is very risky. You should carefully consider the risk factors described below, together with all other information in this prospectus before making an investment decision. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.
We have a limited history of operations, and we do not have enough liquidity and capital resources to implement our full plan of operation.
     We have a limited history of operations. We currently do not have sufficient capital or customers to implement our plan of operation. If we are unable to raise sufficient additional capital through the sale of debt or equity, or a combination or both, within the next six to nine months, we will likely not be able to implement our current business plan and may not succeed in this market.
     Our industry involves establishing credit card processing/banking systems with mature and stable technology. We have recently observed changes in technology as evidenced by the Internet and Internet-related services and applications, new and better software, faster computers, and modems but the basic systems for the payment processing industry have not changed significantly. As technology changes, our customers will expect more and better services. Our success will depend on our ability to use existing technology and to develop and market new services. The costs and expenses associated with such an effort will be significant. Currently, we do not have sufficient capital and customers to carry out our full business plan. There is no assurance that we will be able to obtain the funds necessary to acquire the necessary technology. Even if such funds become available, we cannot assure that we can successfully develop new services for the Chinese credit card market. Any failure to provide state of the art technology to our customers or delays in providing services could cause us to lose customers to our competitors.
We are currently dependent upon our relationship with one customer, DFS, for revenue and upon our relationship with SCRC for future potential revenue.
     The loss of either of these relationships would negatively impact our business plan.
We require additional financing to be able to meet our current liabilities, and we have doubts about our ability to continue as a going concern.
     Our auditors’ report on our consolidated financial statements for the fiscal year ended December 31, 2004 raises substantial doubt about our ability to continue as a going concern. We need additional cash during the next twelve months to finance operations and to pay existing accounts payable and our additional commitments of approximately $145,000 per month. We had no operating revenue during 2004. We started recognizing revenue during the first quarter of 2005. At December 31, 2004, we had cash of $18,780. This has been reduced during 2005. If we are unable to generate significant cash flow before the end of the first quarter of 2006, we will be required to curtail operations substantially, and seek additional capital. There is no assurance that we will be able to obtain additional capital on terms and conditions favorable to us, if at all.
Our results of operations are subject to significant foreign economic and political risks.
     Our operations are being established in the People’s Republic of China (“PRC”). Accordingly, our business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.
     Our operations in the PRC are subject to special considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. Our results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.
We have no history of operations in China to predict the level of market acceptance we can expect for our services.
     Our success and growth will depend upon our ability to market our payment processing services in China. We have no experience in this market and we cannot reliably predict the time it will take for our services to be accepted by Chinese merchants, if at all.
Most of our competitors have substantially greater financial, technical and marketing resources than us.
     Information is very limited on the size and capabilities of most of our competitors in China. Our competitors are large established companies with far greater financial resources than us; however, their technical and marketing resources in China may not be as focused on our target market. Local banks have large sales teams but they are typically unmotivated and provide poor service levels. In the area of technical resources, we believe there is little knowledge in the card processing area. We believe that we have a good understanding of prevailing technologies. In most cases, we do not believe that our competitors can deliver the same quality of service and software as we can; however, our competitors can use their financial advantage to update their cumbersome internal systems to compete with us.
We are substantially dependent upon the continued service of our key technical and managerial personnel.
     Our success has been and will continue to be dependent on the services of our key technical and managerial personnel. We also believe that our success depends on our ability to continue to be able to attract, retain and motivate highly skilled technical and management employees and consultants who are in great demand. There is no assurance that we will be able to attract and retain such employees, and our failure to do so could adversely affect our business.
We may be required to indemnify our officers and directors for liability to shareholders or the public.
     Our articles of incorporation and bylaws provide that we will indemnify any director, officer, agent and/or employee for liabilities on the terms and conditions permitted by the corporate laws of the State of Nevada. We may purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured. This could result in substantial expenditures by us and prevent our recovery from such officers, directors, agents and employees for losses incurred by us as a result of their actions. We have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.
We do not plan to pay dividends and shareholders may not receive any return on their investment.
     We do not plan to pay dividends, cash or otherwise, on our common stock in the foreseeable future. Future dividends will depend on earnings, if any, our financial requirements and other factors beyond our control.
This prospectus contains forward-looking statements that are subject to risks, uncertainties, and assumptions; our actual results may differ materially from those anticipated in the forward-looking statements.
     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “our company believes,” “management believes” and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in this prospectus. Our actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update or revise them, whether as a result of new information, future events or otherwise. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.

The market price for shares of our common stock could be volatile and you may be unable to resell your shares in the market.
     The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment and the open-market trading of our shares in particular. Such market trading may include speculative short-selling by speculators. Investors may be unable to resell their shares in the market due to variations in trading volume or other market conditions.
We cannot guarantee the continued existence of an established public trading market.
     Although our common stock is quoted on the OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. We cannot determine the effect of these and other recent changes on the OTC Bulletin Board at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the “Nasdaq Stock Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:
•	the issuance of new equity securities pursuant to a future offering;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the payment processing services and credit card clearing services industries generally; and

•	general economic and other national conditions.
Broker-dealer requirements may affect the trading and liquidity of shares of our common stock.
     Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account.

     Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be “penny stock.” Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market.
Existing shareholders may experience some dilution upon the exercise of outstanding warrants.
     The holders of some of the warrants being registered have up to four years from their issuance date to exercise their warrants. The common stock underlying 4,361,992 warrants are being registered, with exercise prices ranging from $0.16 to $1.75 per share. Exercise of these warrants may cause dilution in the interests of other shareholders as a result of the additional common stock that would be issued upon exercise. In addition, sales of the shares of our common stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our common stock. Further, the terms on which we may obtain additional financing during the period that any of the warrants remain outstanding may be adversely affected by the existence of these warrants.
     Moreover, we will need to raise additional funds in the future to finance our existing operations. If we raise additional funds through the issuance of new equity or equity-linked securities, other than on a pro rata basis to our existing shareholders, the percentage equity ownership of the existing shareholders will be reduced. Existing shareholders may experience subsequent dilution, and such newly issued securities may have rights, preferences and privileges senior to those of the existing shareholders.
Our principal shareholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.
     Our principal shareholders, current executive officers and directors together beneficially own over 38% of our common stock. Accordingly, if acting together, these shareholders may be able to effectively determine the composition of our board of directors, may retain the effective voting power to approve all matters requiring shareholder approval, may prevail in matters requiring shareholder approval, including, in particular the election and removal of directors, and may continue to have significant influence over our business. As a result of their ownership and positions, our directors and executive officers collectively are likely able to influence all matters requiring shareholder action, including approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock.
We face chargeback liability if our merchants refuse or cannot reimburse chargebacks resolved in favor of their customers, and we face liability to our merchant customers.
     Our merchant processing operations include merchant acquiring, where we are a direct party to contracts with merchants regarding our provision of card processing services for the merchant, and we are subject to the associated risk that a cardholder billing dispute will be resolved in favor of the cardholder (referred to as a cardholder “chargeback”).
     In our merchant acquiring business, if we are unable to collect the chargeback amounts from our merchant customer’s account, or if the merchant refuses or is financially unable to fund these amounts due to insolvency or bankruptcy or other reasons, we must bear the credit risk for the full amount of the refund paid to the cardholder’s financial institution. We require cash deposits and other types of collateral from certain merchants to minimize any such risk.
     In addition, we utilize a number of systems and procedures to manage merchant risk and believe that the diversification of our merchant portfolio among industries and geographic regions minimizes our risk of loss. We recognize a reserve for estimated merchant credit losses based on historical experience and other relevant factors. This reserve amount is subject to the risk that actual losses may be greater than our estimates.
If the security of our databases is compromised, our reputation could suffer and our business could be adversely affected.
     We collect personal consumer data, such as names and addresses, social security numbers, driver’s license numbers, checking and savings account numbers, and payment history records. Unauthorized access to our databases could result in the theft or publication of personal confidential information and the deletion or modification of personal records or otherwise cause interruptions in our operations. These concerns about security are increased when we transmit information over the Internet. A security or privacy breach could:
•	deter customers from using our products and services;

•	harm our business and reputation;

•	expose us to liability; or

•	increase our operating expenses to correct problems caused by the breach.
     Any one or more of the foregoing occurrences could have a material adverse effect on our business, financial condition, and results of operations.

If we experience system failures, the products and services we provide to our customers could be delayed or interrupted, which could harm our business and reputation and result in the loss of customers.
     Our ability to provide reliable service largely depends on the efficient and uninterrupted operations of our computer network systems and data centers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry, and computer viruses. Although we have taken steps to prevent system failures, we cannot be certain that our measures will be successful. Further, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. Any significant interruptions could:
•	increase our operating expenses to correct problems caused by the interruption;

•	harm our business and reputation;

•	result in a loss of customers; or

•	expose us to liability.
     Any one or more of the foregoing occurrences could have a material adverse effect on our business, financial condition, and results of operations.

USE OF PROCEEDS
     We will not receive any proceeds from the resale of the common stock being registered by this prospectus. We may receive proceeds from the issuance of shares of common stock if the warrantholders exercise their warrants through a cash exercise.
     We intend to use the net proceeds from the cash exercise of warrants, if any, for working capital and general corporate purposes.
SELLING SHAREHOLDERS
     The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock set forth below. When we refer to “selling shareholders” in this prospectus, we mean those entities listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in shares of our common stock other than through a public sale.
     The following table sets forth, as of the date of this prospectus, the name of each selling shareholder for whom we are registering shares for resale to the public, and the number of shares of common stock that each selling shareholder may offer pursuant to this prospectus. The common stock being offered by the selling shareholders was acquired from us in private placements as described below. The shares of common stock offered by the selling shareholders were issued pursuant to exemptions from the registration requirements of the Securities Act. The selling shareholders represented to us that they were accredited investors and were acquiring our common stock for investment and had no present intention of distributing the common stock. We have agreed to file a registration statement covering the common stock and the common stock underlying the warrants which we issued to the selling shareholders. We have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form SB-2 with respect to the resale of the common stock from time to time by the selling shareholders, and this prospectus forms a part of the registration statement on Form SB-2.
     Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates and none of the selling shareholders is or is affiliated with a registered broker-dealer. Further, at the respective time of its acquisition of our shares, none of the selling shareholders had any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the shares.
     Based on the information provided to us by each selling shareholder and as of the date the same was provided to us, assuming that the selling shareholders sell all of our shares of common stock beneficially owned by them that have been registered by us and do not acquire any additional shares, each selling shareholder will not own any shares after the offering. We cannot advise you as to whether the selling shareholders will, in fact, sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

		Number of shares
	Number of shares	of common stock	Total number of
	of common stock	issuable upon the	securities owned	Total number of	Description of
	owned prior to	exercise of warrants	prior to the	securities being	Acquisition
Selling Shareholder (1)	the offering	(2)	offering	registered	Transaction
Arelant International Limited (WEI Yu Chuan)	156,000	44,000	200,000	200,000	3

Capstan International Limited (Walter Pickering)	360,000	360,000	720,000	720,000	3

Karen Chen	5,128	5,128	10,256	10,256	3

Chinamax Overseas Ltd. (Andrew Brian Rigby)	180,000	180,000	360,000	360,000	3

Sherwin Clark	42,000	42,000	84,000	84,000	3

Richard Clarke	58,000	58,000	116,000	116,000	3

Robert Clarke	6,960,980	20,000	7,230,980	40,000	3

Andrew Brian Rigby	240,000	240,000	480,000	480,000	3

Kevin Gaus	20,000	20,000	40,000	40,000	3

Gortec Limited (WEI Yu-Shen)	40,000	40,000	80,000	80,000	3

Kianoush Kouchek-Zadeh	20,000	20,000	40,000	40,000	3

Xiao Lan Liu	26,400	26,400	52,800	52,800	3

Walter Pickering	8,000	8,000	16,000	16,000	3

Lim Ping Wai	248,000	248,000	496,000	496,000	3

Lisa Yee Shan Tong	320,000	0	320,000	320,000	4

China Wave Limited (Andre Bahlmann)	320,000	320,000	640,000	640,000	4

Ken Weiner	250,000	0	250,000	250,000	5

Willow Cove Investment Group, Inc.(14) (Michael Losse)	100,000	0	100,000	100,000	6

Randy Harris	0	240,000	240,000	240,000	7

Barbara Moller	37,917	0	37,917	37,917	8, 10

Carl Moller	20,000	0	20,000	20,000	8, 10

Edward E. Winders	37,916	0	37,916	37,916	8, 10

		Number of shares
	Number of shares	of common stock	Total number of
	of common stock	issuable upon the	securities owned	Total number of	Description of
	owned prior to	exercise of warrants	prior to the	securities being	Acquisition
Selling Shareholder (1)	the offering	(2)	offering	registered	Transaction
Michael Cohen	16,667	0	16,667	16,667	9

Clarence R. Leskanich	17,000	0	17,000	17,000	9

Robert E. Peyser	16,667	0	16,667	16,667	9

Garth Benton	13,333	0	13,333	13,333	10

Richard M. Gardner, Jr.	53,333	0	53,333	53,333	10

Alexander Petty	13,333	0	13,333	13,333	10

Jack Farris	12,000	12,000	24,000	24,000	11

Michael Blake Stacy	10,000	10,000	20,000	20,000	11

Robert Watson	20,000	20,000	40,000	40,000	11

Michael M. Samara	50,000	50,000	100,000	100,000	11

Raymond and Linda Cates	35,000	35,000	70,000	70,000	11

Elmer and Wokeeta Hahn	30,000	30,000	60,000	60,000	11

Michael S. Goodman	12,900	12,900	25,800	25,800	11

Michael Collins	10,000	10,000	20,000	20,000	11

David H. Pyle	10,000	10,000	20,000	20,000	11

David Reed	12,000	12,000	24,000	24,000	11

David Farris	12,000	12,000	24,000	24,000	11

Patrice Rahill	4,905	4,905	9,810	9,810	11

Art Couch	10,000	10,000	20,000	20,000	11

Joshua Langlinais	2,000	2,000	4,000	4,000	11

Randall O. Rahill	3,500	3,500	7,000	7,000	11

John Sammons	12,000	12,000	24,000	24,000	11

Gary R. Rahill	2,500	2,500	5,000	5,000	11

Brian Bene	3,500	3,500	7,000	7,000	11

StarInvest, Inc. (Ike Sutton)	149,254	0	149,254	149,254	12

Phoenix Holdings (Rose Marie Moschetta)	0	85,000	85,000	85,000	12

Paul L. Devine	0	40,000	40,000	40,000	12

Ike Sutton	0	25,000	25,000	25,000	12

		Number of shares
	Number of shares	of common stock	Total number of
	of common stock	issuable upon the	securities owned	Total number of	Description of
	owned prior to	exercise of warrants	prior to the	securities being	Acquisition
Selling Shareholder (1)	the offering	(2)	offering	registered	Transaction
Daniel Stahl	126,316	126,316	252,632	252,632	13

Tomas and Marie Davanzo	26,316	26,316	52,632	52,632	13

Nite Capital, LP (Keith Goodman)	157,895	157,895	315,790	315,790	13

Frederick B. Epstein	26,316	26,316	52,632	52,632	13

William G. and MJ Sybesman	52,632	52,632	105,264	105,264	13

David L. Cohen	200,000	200,000	400,000	400,000	13

Richard and Janis Capanella	10,526	10,526	21,052	21,052	13

RS and VS, Ltd. (Rodney Schorlemmer)	31,579	31,579	63,158	63,158	13

Maya Salzmann	52,632	52,632	105,264	105,264	13

Hans Nef	42,105	42,105	84,210	84,210	13

SwissFinanz Partner AG (Marcel Riedel)	225,000	225,000	450,000	450,000	13

Pershing LLC as Cust. IRA FBO John Martell	105,263	105,263	210,526	210,526	13

Delaware Charter G&T Trust Co. Robert H. Cole SEP-IRA	31,579	31,579	63,158	63,158	13

Strasbourger Pearson Tulcin Wolff, Inc.(14)	0	1,000,000	1,000,000	1,000,000	13

Jackson Steinem, Inc.	10,000	0	10,000	10,000	13

(1)	The natural person(s) with dispositive, voting or investment control are listed parenthetically.

(2)	These shares are issuable upon the exercise of warrants that were issued to the selling shareholders.

(3)	In September 2004, we issued 1,367,528 restricted Equity Units for total cash proceeds of $341,882. Each Unit was sold at $0.25 per Unit and consisted of one share of common stock and one redeemable common stock purchase warrant exercisable until October 28, 2006 at an exercise price of $0.75 per share.

(4)	In December 2004, we issued 1,813,333 restricted Equity Units to three accredited investors for total cash proceeds of $272,000. Each Unit was sold at $0.15 per Unit and consisted of one share of common stock and one redeemable common stock purchase warrant exercisable until January 24, 2007 at an exercise price of $0.30 per share.

(5)	In January 2005, we issued 250,000 shares of common stock pursuant to a contract with an accredited investor for strategic planning, public relations and marketing services valued at $0.47 per share.

(6)	Effective December 23, 2002, we issued 7,185,320 shares of our common stock at an estimated value of $0.05 per share in exchange for the retirement of accounts payable of $151,502 and amounts due to related parties of $207,764.

(7)	In December 2004, we issued warrants to three accredited investors to purchase 490,000 shares of common stock exercisable until December 1, 2010 at an exercise price of $0.16 per share in consideration for consulting services.

(8)	In January 2005, we issued 62,500 shares of common stock to one accredited investor at $0.40 per share for total cash proceeds of $25,000.

(9)	In February 2005, we issued 50,334 shares of common stock to three accredited investors at $0.60 per share for total cash proceeds of $30,200.

(10)	In March 2005, we issued 113,332 shares of common stock to four accredited investors at $0.75 per share for total cash proceeds of $85,000.

(11)	In March 2005, we issued 252,305 shares of common stock to 18 accredited investors at $0.85 per share and warrants to purchase 252,305 shares for gross proceeds of $214,465. The warrants are exercisable until March 15, 2007 at an exercise price of $1.75 per share.

(12)	In February 2005, we issued 149,254 shares of common stock to one accredited investor at $0.67 per share and warrants to purchase 150,000 shares for total cash proceeds of $100,000. The warrants are exercisable until March 10, 2008 at an exercise price of $1.20 per share.

(13)	In July and August 2005, we issued an aggregate of 1,088,159 Equity Units to 13 accredited investors for gross proceeds of $1,033,751 pursuant to a private placement offering. Each Unit consisted of one share of common stock and one warrant to purchase one share of common stock at $1.50 per share exercisable for one year and at $2.00 per share for years two through four from the respective date of closing of the purchase of the Equity Units.
Strasbourger Pearson Tulcin Wolff, Inc. acted as our placement agent in the financing and received the following remuneration:

•	a cash selling commission equal to 8% of the gross sales proceeds of the offering ($82,700);

•	a cash non-accountable expense allowance equal to 2% of the gross sales proceeds of the offering ($20,675); and

•	warrants to purchase a total of 1,000,000 shares of common stock at an exercise price per share of 75% of the price paid in the offering ($0.7125) exercisable through July — August 2010.

(14)	Registered as a broker-dealer with the Securities and Exchange Commission.

PLAN OF DISTRIBUTION
     We are registering the securities covered by this prospectus on behalf of the selling shareholders. Each selling shareholder is free to offer and sell his or her shares of our common stock at such times, in such manner and at such prices as he or she may determine. The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected in transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of our common stock, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. No shares will be sold by us.
     The selling shareholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).
     Selling shareholders and any broker-dealers that act in connection with the sale of shares of our common stock hereunder may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the shares of our common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.
     Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements of the Securities Act.
     We have informed the selling shareholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Exchange Act, will apply to its sales in the market.
     Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the selling shareholders and any other person distributing our common stock. The anti-manipulation rules under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.
     Rules 101 and 102 of Regulation M under the Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.
     The selling shareholders also may resell all, or a portion, of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.
     The selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay all of the expenses of the preparation of this prospectus.

BUSINESS
     Asia Payment Systems, Inc., formerly Asian Alliance Ventures, Inc., was incorporated in the State of Nevada on October 2, 1998, and maintains its principal executive offices at The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, NY 10174.
     We offer credit card transaction processing and merchant acquiring services. We plan to offer credit card clearing services to merchants and financial institutions, primarily focusing on China and Japan. Our mission is to be a provider of third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and grocery retail cards.
History
     In August 1999, we entered into a joint venture agreement with Shandong Hengtong Chemical Industrial Company, Ltd. (“Shandong Industrial”), a large, established company in Linyi City, partially owned by the People’s Republic of China (“China” or “PRC”) and located in the southeast of Shandong Province. Together with Shandong Industrial, we formed Shandong Hengtong Development Chemical Co. Ltd (“Shandong Development”) as our joint venture enterprise. The purpose of the joint venture was to acquire and run the nitrogen fertilizer plant of Shandong Industrial, to expand the fertilizer operations by adding power generation plants and to acquire other fertilizer plants. From 1999 to mid 2003, our former management attempted unsuccessfully to raise $13 million, which was to be our contribution to the joint venture.
     In August 2003, we terminated the joint venture with Shandong Industrial and sought to acquire a new business to provide the credit card clearing services. We acquired WelWay Development Limited, a corporation organized under the laws of Hong Kong SAR, China, in consideration of 6,500,000 restricted shares of our common stock. WelWay was developing a business to provide credit card clearing services for merchants in China and throughout Asia, as well as providing third party credit card clearing services to financial institutions and oil companies in China.
     In November 2003, we changed our name to Asia Payment Systems, Inc. In February 2004, we completed the acquisition of WelWay. The management and assets of WelWay were transferred to us, and we ceased to use the name WelWay Development. Subsequently, our common stock began trading on the Over-The-Counter Bulletin Board under the symbol “APYM.OB.”
Our Services
     Our business plan includes two primary services: (1) data processing services to merchants for credit and debit card transactions (“payment processing services”), and (2) credit card clearing services to card issuers (“credit card clearing services”). We are currently offering the payment processing services. We plan to offer credit card clearing services during 2006.

     Payment Processing Services
     We started offering payment processing services to Japanese and U.S. merchants in 2004 and plan to provide payment processing services to international merchants via Singapore in the fourth quarter of 2005. We expect to begin offering these services to Chinese merchants in the fourth quarter of 2005 through partnership arrangements with long term Chinese partners, including Et china.
     We provide the data routing, support for merchant agreement approval processes, credit card Point of Sale (“POS”), IP POS terminal installation, and related services as required by each merchant. Each time a client merchant receives a credit card sale request, the merchant swipes the customer card through a store POS terminal or integrated IP cash register which is linked to our payment processing service, which we refer to as our APAYcard system. APAYcard is the transaction processing engine we have developed to switch transactions received from retail stores to the relevant financial institutions such as VISA or MasterCard. We provide the remainder of the services required to confirm the customer credit card sale and, within the agreed upon period of time, provide the merchant with the ability to confirm they have received the correct funds deposited electronically into their merchant bank account. Our average transaction time for transactions is currently two seconds from beginning to end. In addition, we provide real time processing for the merchant settlement data so that our merchants can confirm real time sales as well as end of day/week/month sales and compare to their merchant funds deposited by the bank which provides each merchant their credit or debit card merchant account.
     Our payment processing service involves the use of our proprietary computer software program designed to receive debit and credit transaction information from retail merchants and to forward it in readable format to the proper clearing house or financial institution. We also license the use of a portion of our existing software from ClearCommerce Corporation, a United States company. Our program receives information directly from the merchant, and then sends it to the appropriate financial institution (such as Bank of America) through the appropriate clearing house (such as VISA or MasterCard in the United States, GP Network in Japan and China Union Pay in China) for proper payment. We contract directly with the retail merchant for our services and receive a flat fee for each transaction processed from the merchant. We send the information to the clearing house, and the clearing house sends the information to the proper financial institution for payment. The clearing house receives a fee from the financial institution. We do not owe any fees to the clearing house.
     Our Japan processing program is operated from our six servers, currently located in Okinawa, Japan. We use our servers in Japan to process all our transactions in Japan. We are currently building a similar system which we plan to use to process our transactions in China. We also plan to operate servers running APAYcard in China to serve the Chinese market. We have recently built a new network for processing transactions in Singapore in conjunction with eNets, the primary Singapore card processing hub.
     Our transactions processed in Singapore are conducted through an agreement with ClearCommerce Corporation. We host the processing on our company servers in Singapore under a lease and network agreement with a hosting provider in Singapore.

     e-Charge Processing Service Corporation. In April 2004, our wholly-owned subsidiary, Asia Payments, Inc., entered into a Credit Card Transaction Processing and Clearing Settlement Services Agreement with e-Charge Processing Service Corporation, a Japanese corporation, and e-Charge USA, Inc., a Delaware corporation. The term of the agreement began April 8, 2004, and will continue until terminated six months following notice of termination given by either party. We are to provide to e-Charge credit payment processing services that include the following:
•	processing approval and payment information submitted by e-Charge via the Internet through a hub we are required to maintain in Honolulu, Hawaii;

•	establishing accounts with banks selected by e-Charge to process “yen to yen” transactions submitted to us by e-Charge; and

•	returning payment verification information to e-Charge.
     We are required to verify and process these transactions through a hosting engine provided by ClearCommerce Corporation, pursuant to an agreement between e-Charge USA, Inc. and ClearCommerce that was assigned by e-Charge USA to our subsidiary, Asia Payment, Inc. Further, we are required to advise e-Charge regarding third-party services provided in connection with the transaction processing.
     e-Charge paid to us an initial set-up fee and is to pay a fee for each transaction processed, with a minimum of US$10,000 of such fees per month. In turn, we are to pay e-Charge a monthly lease fee totaling US$100,000 over a twenty-four month period. The critical “yen to yen” banking facility has not yet been established; accordingly, by agreement between the parties, the stipulated mutual payments have not been made pending further discussion and new arrangements planned for 2005 and 2006.
     DFS Okinawa K.K. In May 2004, we entered into a System Development and Services Agreement with DFS Okinawa K.K., a Japanese corporation, which operates retail stores in Japan under the name “Duty Free Shop.” The term of the agreement began May 1, 2004, and ends July 1, 2006. The term will be automatically renewed for successive one (1) year terms unless notice is given by either party not later than six (6) months prior to the end of the term. We are required to establish and maintain a hardware and software system that permits processing of credit card transaction and reports customer and merchant transaction histories. We are also required to establish vendor relationships to allow the processing and payment of the transactions, including access to clearing services (for example, our agreement with GP Network described below) and transaction processing with banks (provided as part of the clearing services or by agreement directly with banks). In July 2004, we completed the development of this system, called the APAYcard system, and this system is currently used by DFS to authenticate credit card payments made by DFS customers. The APAYcard system commenced live operation in December 2004, at the opening of the 83 lane DFS Galleria store. DFS paid a one-time set-up fee in 2004 when the APAYcard system became operational and is obligated to pay to us a fee for each transaction processed.

     GP Network Corporation. In August 2004, we entered into a Services Agreement with GP Network Corporation, to realize the transmission of card transaction data for both authorization and settlement between us and GP Network. The term of the agreement began August 28, 2004, and ends August 23, 2007. This term will be automatically extended for successive one (1) year terms unless notice is given by either party not later than six (6) months prior to the end of the term. GP Network provides clearing house services that are required for us to provide our payment processing services to merchants. We send GP Network payment processing data, and they forward it to the proper financial institution for payment. We do not owe any fees in connection with this agreement. Fees are paid by the financial institution to GP Network.
     Shanghai CRC Telecom Co., Ltd. In September 2004, we entered into an agreement with SCRC. We agreed to pursue a partnership with SCRC to provide two basic services in China: (a) to create and implement an individual and business credit reference service platform that meets international standards, such as that used by Equifax, Experian and Trans Union, and (b) to establish a payment processing system for merchants in China. We have invested US$150,000 of a budgeted $300,000 in the project to secure a nine month pilot program. The agreed goal is to cause our partnership to become the premier international payment system provider in China.
     SCRC has been dealing with the telecommunication, call center and bills connection services in China within the scope of our business. We agreed to install our standard payment processing system in the secured data center owned by SCRC. SCRC will negotiate a competitive rate with Union Pay, the sole clearing house currently available in China, and obtain all the necessary government licenses to operate the business. Recently, we have been negotiating with the parent company of SCRC, Sino-con Telecomm group, in Beijing whereby both our company and Sino-con Telecomm wish to increase the cooperation more fully across the Sino-con Telecomm group. We hope to reach an agreement in 2005 which more fully describes this future cooperative relationship with Sino-con Telecomm group.
     We are also leasing the telecommunication lines and equipment from SCRC pursuant to a separate equipment lease contract entered into on March 17, 2005. The lease term is three (3) years, with automatic three year renewal terms unless notice is given by either party not later than 15 days prior to the end of the term. We have paid SCRC approximately US$64,000 for the use of a Shanghai Data Center as well as for use of SCRC’s access to a nationwide telecommunications backbone for routing credit card data transactions which began March 17, 2005. Both companies must agree to renew the telecommunications and hosting agreement for subsequent years beginning March 2006.
     Max to One Co., Ltd. In December 2004, we entered into a Service Agreement with Max to One Co., Ltd. (“MTO”), a Japanese company based in Tokyo, for credit card clearing services in Japan. The term of the agreement began December 14, 2004, and ends December 13, 2007. This term will be automatically extended for successive one (1) year terms unless notice is given by either party not later than six (6) months prior to the end of the term. MTO is a Japanese company based in Tokyo that processes e-commerce and POS based credit card transactions for Tokyo merchants. MTO also serves as an agent for Japanese domestic credit card companies. We send to MTO payment processing data, and they forward it to the proper financial institution for payment. We do not owe any fees in connection with this agreement. Fees are paid by the financial institution to MTO. MTO will market the APAYcard system to chain merchants in Japan. We have recently mutually agreed with MTO for our company to pursue other Japan business relationships and have ended the exclusive sales agency arrangement whereby MTO has exclusive rights to market Asia Pay services to merchants in Japan. We are pursuing several opportunities in Japan and hope to have new relationships established before the end of 2005.
     Beijing Purple Stars Appraisal Co., Ltd. In December 2004, we entered into a memorandum of understanding with Beijing Purple Stars Appraisal Co., Ltd. (“BPS”) We are cooperating with BPS to provide professional merchant credit and loyalty card processing services to merchants and financial institutions in China, in both the governmental and commercial sectors. We are providing a project plan outlining the information, know-how, manpower, tools and international access that are required for the parties to jointly perform the feasibility study and business plan. BPS is providing the facilities and support for the operation and assistance and access to the related government, banking, operation, marketing and client database. We have agreed with BPS to focus on payment processing opportunities and devote joint resources to such projects. At this time, we are not pursuing opportunities with BPS related to establishment of credit bureau systems and related applications but will continue to assess the marketplace and may develop and provide such services in the future.
     We did not recognize any operating revenue from inception through December 31, 2004. Our revenue for the current fiscal year is currently dependent almost entirely upon our agreement with DFS Group of Japan. We plan to begin providing our payment processing services to merchants in China and Singapore in the fourth quarter of 2005. However, we do not currently have sufficient liquidity and capital resources to implement this plan.
     We plan to deploy our own bankcard payment processing platform in China using open-systems technologies and networks, off-the-shelf card processing packages and new generation IP POS transaction systems combined with fault-tolerant server clusters. Our merchant services platform has already been released in Japan and is being installed in China. In addition, we have installed and are now operating a payment processing system in Singapore.
     We plan to migrate host systems for international transactions to Singapore and later Hawaii and deploy them in a fault-tolerant model on a server cluster with dual network links from separate providers. Our host systems will be connected to international bankcard networks and card processors providing access to VISA and MasterCard, AMEX, JCB, Diners Club, First Data, Paymentech, Wells Fargo, NatWest, and similar financial institutions. This will enable us to process almost all electronic payment methods, card types and many currencies. It is designed as a feature rich card processing platform with state-of-the-art fraud detection services, security and merchant management and rich reporting.
     We have licensed technology from Clear Commerce that allows us to provide merchants with very comprehensive reporting and that opens gateways for us into VISA and MasterCard. This software includes highly developed fraud protection to provide extra security for merchants in the online world. It also includes features to allow the merchant to self-manage their functionality in accordance with changes in their business.

     In May 2005, we announced the completion of the APAYcard system for processing pin debit transactions in China. The APAYcard system is the primary Asia Pay processing engine for processing the approximately 800 million local pin debit China Union Pay branded payment cards in use today in China. We are in the process of completing relationship agreements and related implementations to link the APAYcard system with the pin debit processing back end in China.
     In June 2005, we signed an agreement with ET-china Limited of Guangzhou, China to invest in an ecommerce system for the purpose of processing China pin debit cards from customers of ET-china. ET-china Limited provides air and hotel booking services to individual and corporate travelers primarily in Guangdong, China. The agreement between ET-china and us is for both companies to cooperate to continue to build out an ecommerce system in Shenzhen, China so that both ET-china’s customers as well as Asia Pay’s future merchant customers will have access to use this ecommerce payment processing system to process customer pin debit card transactions.
     In June 2005, we signed a credit card processing service agreement with Neteller Plc. based in the Isle of Man in the UK. We began processing transactions under an initial arrangement in late May and June of 2005 and expect to continue to provide processing services to Neteller on an ongoing basis during the remainder of 2005.
     Credit card clearing services
     There are in excess of 100 banks in China with debit or credit card issuing and merchant services programs. Many of these are small regional operators that have no significant investment in card services and that primarily use China Union Pay to process debit card transactions on their behalf. Typically, the smaller banks have no credit card program whatsoever.
     We believe that a card base of 200,000+ is required to generate an acceptable return on investment. This means many of the smaller “tier 2 & 3 banks” will not be able to participate in the credit card business and will lose existing customers to larger banks. We believe these smaller banks make up approximately 20% of the credit card clearing service market in China.
     We believe there is significant opportunity in this area for us to offer these smaller banks a partial or complete outsourcing service for their card clearing. We have had discussions with several of these banks, and they have indicated strong interest in our services. We plan to have our sales force vigorously pursue this market during 2006 after the banking industry in China opens to foreign service providers.
     Our services are expected to include database marketing (from the banks’ own customer file), third-party card issuing and merchant acquiring outsourced services, transaction processing services, loyalty programs, and cardholder help desk services. Where appropriate, we will partner with third-party companies to deliver elements of the outsourced solution, including card manufacturers, mailing houses and logistics companies.

The Market and Competition
     Our primary market is the credit card processing market. Although we are currently providing services to DFS Group in Japan, our initial focus is on China. We also see strong potential for our card processing solutions, primarily ecommerce, through our agreement with eNets in Singapore. We are considering expansion into other Asian markets.
     The market for credit card clearing services in China, with a population of 1.3 billion, is expected to grow over the next six years at a compounded annual rate of growth in total credit card loans of 88%. We expect growth from US$300 million in 2003 to US$13.2 billion in 2009. In addition, we believe that only 10% of the merchants in China are capable of accepting cards as compared with 81% of U.S. merchants and 79% of Japanese markets. The current transaction processing infrastructure in China is significantly immature and incapable of supporting the anticipated robust growth. We are aggressively pursuing this opportunity to provide this infrastructure to both merchants and banks as customers of our third-party processing systems.
     Presently, Chinese merchants who wish to accept credit cards from customers must contact or be contacted by either China Union Pay Merchant Services or one of the 140+ China Union Pay accredited banks to begin the process of determining their qualification to accept domestic China cards. There are no independent third-party processing companies currently operating in China; however, First Data Corp. recently announced an agreement to provide merchant and card issuing services to China Everbright Bank in Shanghai.
     No providers are currently dominant in our primary target area: the credit card processing market. In debit card processing, China Union Pay has over 90% market share, but this is not seen as a large growth area for us because there is increasingly less revenue in the processing of debit cards than in credit cards. We do not believe there is a dominant player in the credit card market, but there are no published statistics regarding this. Credit card services are provided by several banks, but the card population is extremely low because it is difficult to find merchants that accept this form of payment. Many of these credit cards have been issued to high income Chinese and are used more overseas than in China. Competitors are expected to include First Data, China Union Pay, HSBC/BOCOM [Bank of Communications], Citibank, EDS, and other Chinese banks.
Government Regulation and System Certification
     We need to procure business operating licenses in China where we intend to develop business. We have already secured Representative Office licenses for Beijing (November 2004) and Shenzhen (February 2005). A division of our partner Sino-con Telecomm has a nationwide license to provide card processing services throughout China. We intend to partner more closely with Sino-con Telecomm so that we can provide such services to Sino-con Telecomm which is licensed to provide processing to end user merchants.
     In addition to the normal business operating licenses, we will be required to submit our systems for review and testing by VISA and MasterCard, as well as other card industry associations (e.g., AMEX, JCB, Diners, Discover, China Union Pay) to receive approval as a third-party technology vendor of payment processing services to these credit card industry associations. With China business licenses held by our China partners and with international payment industry association certification, we plan to begin providing merchant credit card clearing services by cooperating with local banks and with the payment industry (China Union Pay) in China. Chinese financial transactions are administered and are overseen by the People’s Bank of China which operates and owns the China Union Pay network. The government of China or the People’s Bank of China may also decide at any time that they would like to provide additional certification of the security and soundness of our systems. We do not assume that we will be able to process across all sectors of the China payments business, but we will undertake to develop relationships through our existing China business partners with the China Credit Card Processing Industry administrators and the People’s Bank of China. We will continue to build relationships with appropriate city, local, provincial, and Central Government/Beijing authorities to provide information about our credit card processing operations and capabilities and seek approval from the authorities to perform additional services as required by our customers in the future.
     We have registered a Representative Office in Beijing for the purpose of determining the most appropriate corporate structure of our business in China as well as the various joint ventures which may or may not come to fruition during our market research and assessment phase. Once potential joint ventures are concluded with Chinese partners, and we have determined the most appropriate structure to hold such China opportunities, we will register and file the required applications with the various governmental and business license agencies where we intend to operate our business.
     Our business in China may be adversely affected by changes in political and social conditions. This may include changes in governmental policies with respect to laws and regulations, inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.
     While China’s government is expected to continue its economic reform policies, many of the reforms are new or experimental and may be refined or changed. It is possible that a change in the PRC leadership could lead to changes in economic policy.
Employees
     As of October 1, 2005, we had eleven (11) employees. None of our employees is represented by a labor union and we believe that our employees’ relations are good.
Our Facilities
     We rent corporate space located at 800 5th Avenue, Suite 4100, Seattle, Washington and The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, NY. We also rent an 800 square foot finance office at the Ocean Centre, Rm. 1430, Kowloon, Hong Kong for a one year term expiring March 2006 at a monthly rental of $1,282. We have representative offices located at 15C Sea View Square, 18 Taizi Road, Shekou, Shenzhen, China for 1,400 square feet for a one year term expiring July 2006 at a monthly rental of $1,025 and in Beijing, China.
Litigation
     We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT
Directors and Executive Officers
     The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became our director or executive officer. Our executive officers are elected annually by the board of directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the board of directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. The executive officers are all full time employees of the Company.
     Our directors and executive officers are as follows:

Name	Age	Position	Period Served in Office(s)
Robert G. Clarke	61	Chief Executive Officer and Chairman	October 2, 1998 (inception) to present.
Benny Shing Bun Lee	62	President and Director	May 4, 2004 to present.
John G. Fraser	58	Director	September 21, 2000 to present.
Matthew Ryan Mecke	36	Vice Chairman	September 17, 2003 to present.
Charlie Rodriguez	60	Director, Secretary, and Treasurer	September 21, 2000 to present.
Edith Kam Ying Ho	51	Chief Financial Officer	February 1, 2005 to present.
Michael J. Oliver	57	Director	July 20, 2005 to present.
     Robert G. Clarke has been a member of our Board of Directors since its inception on October 2, 1998 and until December 17, 2004 he was also our Chairman. Effective October 15, 2005, he was appointed chief executive officer and chairman. Mr. Clarke has been Director and Chairman of the Board of Directors of C-Chip Technologies Corporation from January 2003 to present. Since June 2000, Mr. Clarke has been Chairman and Chief Executive Officer of 7bridge Capital, a private venture capital group based in Hong Kong, focusing on the IT and electronic communications sectors, particularly in China. One of 7bridge’s investments is Surna Limited, a Hong Kong-based telecommunications company, of which Mr. Clarke serves as Chairman of the Board of Directors. Mr. Clarke also served as the Chairman of the Board of Directors of ePhone Telecom Inc. from April 1999 until July 21, 2000 when he resigned from the Board. He rejoined the Board on December 1, 2000 once again becoming Chairman, which position he held until September 12, 2002. He resigned from the ePhone Board on December 30, 2002. He also served as the Chief Executive Officer of ePhone from June 3, 1999 to July 21, 2000 and again from December 1, 2000 to July 1, 2002. For three periods: June 3, 1999 to August 8, 1999; March 9, 2000 to April 1, 2000; and December 1, 2000 to April 1, 2001 he also served as President.
     Benny Shing Bun Lee has been a member of our Board of Directors since May 4, 2004 and Executive Director – China operations since May 2005. Effective October 15, 2005, he was appointed president. From 1996 until 2002, Mr. Lee served as President of InterPay

International Group Ltd., a company he started, where he remained responsible for business development and franchise management for InterPay around the world. Since 2002, he is serving as its Executive Chairman. Since 1997, Mr. Lee has also served on the Board of Directors of iSynergy Card and Payment Services, which is a MasterCard member in Malaysia and the largest loyalty card issuer in that country. InterPay Group is a shareholder and management company of iSynergy.
     John G. Fraser has been a member of our Board of Directors since September 21, 2000. From December 17, 2004 until October 4, 2005, he served as our Chairman. He has been Secretary and Director of C-Chip Technologies Corporation from January 2003 to present. From July 1999 to August 2002, Mr. Fraser was a director of ePHONE Telecom Inc. (EPHO.PK). From June 2000 to May 2003, Mr. Fraser was a director of Walters Forensic Engineering, at the time a public engineering firm based in Toronto, Canada (CDNX:YWL).
     Matthew Ryan Mecke has been a member of our Board of Directors since October 2003 and currently serves as vice chairman. From October 2003 through October 15, 2005, he served as president and chief executive officer. From April to September 2003, Mr. Mecke was Chairman of the Board of Directors, President and Chief Executive Officer of WelWay Development Limited located in Hong Kong. WelWay was engaged in the business of providing third party credit card clearing services to merchants, financial institutions, oil companies, retailers in China and other parts of Asia. From July 1999 to April 2003, Mr. Mecke was Chairman of the Board of Directors, President and Chief Executive Officer of Payments Group Limited with offices located in Hong Kong, Tokyo and Shenzhen, China. Payments Group is engaged in the business of providing credit card clearing services.
     Charlie Rodriguez has been a member of our Board of Directors since September 21, 2000. He was appointed Secretary/Treasurer on December 17, 2004. From December 1, 2000 to March 31, 2003, he was a Director and Chief Financial Officer of ePHONE Telecom Inc. (EPHO.PK), a telecommunications company. From June 1999 to April 2000, he served as Vice-President of Corporate Affairs and Corporate Secretary. From 1995 to present, he is the President of Management Services of Arizona, a personally owned business consulting company. From January 1999 to November 1999, he was the Chief Financial Officer for Zephyr Technologies, Inc. a private biometrics and smartcard software integration company.
     Edith Kam Ying Ho has been our Chief Financial Officer since February 1, 2005. She was our Finance Director from August 2003 to January 2005. From 1989 to present, she has served as a partner and director of Tax plan limited, US. Financial and Tax Consultancy, a company that provides financial and tax consultation to clients in the U.S. From August 2004 to May 2005, Ms. Ho was Lecturer, Finance and Managerial Accounting, at the Hong Kong Polytechnical University. From March 2000 to March 2001, she served as Financial Director of Paymentgroup Limited. She is a US Certified Public Accountant and has an MBA from the University of Hawaii.
     Michael J. Oliver has been a member of our Board of Directors since July 20, 2005. Since 2001 and until recently, Mr. Oliver served as Regional Board Member of Commerzbank AG, based in Singapore. In this position, he was responsible for Commerzbank’s merchant banking subsidiaries operating in the Asia-Pacific region, its commercial banking activities and branches in Hong Kong, Shanghai, Singapore and Tokyo, as well as providing regional oversight and corporate governance. From 1993, he had been General Manager and Chief Executive of Commerzbank’s Hong Kong branch and prior to that was Senior Manager, Corporate Banking, with the London branch.
Audit Committee and Charter
     We have an audit committee and audit committee charter. Our audit committee, established in 2004, is comprised of our Board Chairman, our Chief Financial Officer and all six of our directors. Our audit committee is responsible for:
•	selection and oversight of our independent accountant;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters;

•	establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters;

•	engaging outside advisors; and

•	funding for the outside auditor and any outside advisors engagement by the audit committee.
Audit Committee Financial Expert
     We do not have a financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive.
Compliance With Section 16(a) of the Exchange Act
     The following individuals failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year or prior years:

		Number of
		transactions not
	Number of	reported on a	Known failures
Name	late reports	timely basis	to file a form
Matthew Ryan Mecke	3	5
Robert G. Clarke	3	8	Form 5
Benny Shing Bun Lee	1	0
Charlie Rodriguez	1	4
John G. Fraser	1	5	Form 5
Code of Ethics
     We have adopted a corporate code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Compensation of Officers
     The following table sets forth information regarding the compensation paid to our Chief Executive Officer and the other named executive officers during the three most recent fiscal years.
Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal		Salary	Bonus	Compensation	Award(s)	Options /	Payouts	Compensation
Position	Year	($)	($)	($)	($)	SARs (#)	($)	($)
Robert Clarke	2004	0	0	0	0	250,000	0	0
Chairman of the Board	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Matthew Ryan Mecke	2004	0	0	114,414	0	250,000	0	0
President, CEO and	2003	0	0	41,300	0	0	0	0
Director	2002	0	0	0	0	0	0	0

Benjamin Leboe	2004	0		30,000	0	200,000	0	0
Secretary, Treasurer,	2003	0	0	0	0	0	0	0
CFO & Director	2002	0	0	18,000	0	0	0	0
(resigned Jan 31, 2005)

John G. Fraser	2004	0	0	0	0	200,000	0	0
Vice President &	2003	0	0	0	0	0	0	0
Director	2002	0	0	18,000	0	0	0	0

Benny Shing Bun Lee	2004	0	0	0	0	200,000	0	0
Director	2003	0	0	0	0	0	0	0
	2002	0	0	0	0	0	0	0

Charlie Rodriguez	2004	0	0	49,000	0	200,000	0	0
Director,	2003	0	0	0	0	0	0	0
Secretary/Treasurer	2002	0	0	0	0	0	0	0

Phillip Jennings	2004	0	0	30,000	0	150,000	0	0
Director (resigned May	2003	0	0	20,000	0	0	0	0
2004)	2002	0	0	0	0	0	0	0

OPTION/SAR GRANTS IN LAST FISCAL YEAR
[Individual Grants]

	Number of	Percent of total
	securities	options/SARs
	underlying	granted to
	options/SARs	employees in	Exercise or base
Name	granted (#)	fiscal year	price ($/Sh)	Expiration date
Robert Clarke	250,000	5.3%	$0.20	May 3, 2007
Matthew Ryan Mecke	250,000	5.3%	$0.20	May 3, 2007
Benjamin Leboe	200,000	4.2%	$0.20	May 3, 2007
John G. Fraser	200,000	4.2%	$0.20	May 3, 2007
Benny Shing Bun Lee	200,000	4.2%	$0.20	May 3, 2007
Charlie Rodriquez	200,000	4.2%	$0.20	May 3, 2007
Philip Jennings	200,000	4.2%	$0.20	May 3, 2007
Edith Ho	200,000	4.2%	$0.20	May 3, 2007
Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values

			Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised Options	In-the-Money Options
	acquired on	Value	at Fiscal Year-End (#)	at Fiscal Year-End ($)
Name	exercise (#)	realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Robert Clarke	0	0	187,500/62,500	$48,750/$16,250
Matthew Ryan Mecke	0	0	187,500/62,500	$48,750/$16,250
Benjamin Leboe	0	0	150,000/50,000	$39,000/$13,000
John G. Fraser	0	0	150,000/50,000	$39,000/$13,000
Benny Shing Bun Lee	0	0	150,000/50,000	$39,000/$13,000
Charlie Rodriquez	0	0	150,000/50,000	$39,000/$13,000
Edith Ho	0	0	150,000/50,000	$39,000/$13,000
Philip Jennings	0	0	112,500/37,500	$29,250/$9,750
Current Compensation of Executive Officers
     Our executive officers currently receive the following compensation:
•	Benny Shing Bun Lee — $9,705 per month for salary and housing allowance

•	Edith Ho — $6,410 per month for salary

•	Charlie Rodriguez — $5,000 per month for salary/consultant fees

Indemnification
     Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Securities authorized for issuance under equity compensation
     In 2004, we adopted our 2004 Nonqualified Stock Option Plan (the “Plan”). The Plan provides for the issuance of stock options for services rendered by officers, directors, employees and consultants. Our Board of Directors is vested with the power to determine the terms and conditions of the options. The Plan includes 5,000,000 shares. During the year ended December 31, 2004, we granted 4,741,980 stock options pursuant to the Plan at exercise prices ranging from $0.001 to $0.25 per share, of which 3,241,980 stock options were granted to non-employees. A total of 1,536,980 options were exercised and 100,000 options were forfeited. As of December 31, 2004, 3,105,000 options were outstanding and 358,020 options were available for issuance under the Plan.

Number of securities
	Number of securities to		remaining available for
	be issued upon exercise of	Weighted-average exercise	future issuance under
	outstanding options,	price of outstanding options,	equity compensation plans
	warrants and rights	warrants and rights	(excluding securities
	(a)	(b)	reflected in column (a))
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	3,105,000	$0.21	358,020

     In June 2005, we adopted our 2005 Non-Qualified Incentive Stock Option Plan (the “2005 Plan”) for the benefit of employees or other persons associated with us. In accordance with the 2005 Plan, we are authorized to grant stock options for the purchase of 5,000,000 shares of common stock.
     During the six months ended June 30, 2005, we granted 1,180,000 stock options to non-employees pursuant to the 2005 Plan at exercise prices from $0.001 to $2.24 per share. The options were granted for consulting services performed for periods from one to three years. The options vest immediately to one year and expire in one to three years. In July 2005, we granted 3,200,000 options to employees and consultants pursuant to the 2005 Plan. The options vest over the period from October 1, 2005 through July 20, 2007 and expire three years from their date of vesting. The exercise prices of the options range from $0.85 to $1.12 per share, which were the closing market prices of our common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 11, 2005, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

	Amount and nature of	Percent
Name and address of Beneficial Owner	beneficial ownership	of Class
Officers and Directors (1)
Robert G. Clarke (2)	7,230,980	22.39%
Matthew Ryan Mecke (3)	2,419,740	7.53%
John G. Fraser (4)	1,828,740	5.67%
Charlie Rodriguez (5)	635,000	1.98%
Benny Shing Bun Lee (6)	200,000	0.62%
Edith Kam Ying Ho (7)	454,740	1.42%
Michael J. Oliver	0	0%

All Officers and Directors as a Group (7 Persons)	12,769,200	38.67%

Indigo Capital Limited
8A Shun Ho Tower
24 Ice House Street
Central, Hong Kong	2,000,000	6.24%

Tristar Inc.
Room 303, Hung Kei Mansion
5 - 8 Queen Victoria Street
Central, Hong Kong	2,170,000	6.78%

Bayview International Group Limited
8A Shun Ho Tower
24 Ice House Street
Central, Hong Kong	1,900,000	5.93%

(1)	The address for each of our directors and executive officers is our principal offices, Asia Payment Systems, Inc., The Chrysler Building, 405 Lexington Avenue, 26th Floor, New York, NY 10174.

(2)	Includes options to purchase 250,000 shares of common stock and 20,000 share purchase warrants owned directly, and 4,400,000 shares of common stock owned indirectly (2,000,000 common shares owned by Indigo Capital Ltd., 1,900,000 common shares owned by Bayview International Group Limited and 500,000 shares of common stock owned by 7bridge Capital Partners Limited; all companies owned and controlled by Robert G. Clarke).

(3)	Includes options to purchase 250,000 shares of common stock owned directly.

(4)	Includes options to purchase 200,000 shares of common stock owned directly and 1,628,740 shares of common stock owned indirectly (1,628,740 shares owned by JG Fraser & Associates, Inc., owned and controlled by John G. Fraser).

(5)	Includes options to purchase 100,000 shares of common stock owned directly.

(6)	Includes options to purchase 200,000 shares of common stock owned directly.

(7)	Includes options to purchase 100,000 shares of common stock owned directly.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION
Forward-Looking Statements
     You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act). These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “our company believes,” “management believes” and similar language. The forward-looking statements are based on our current expectations and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under the sections of “Business,” “Risk Factors”, and “Management’s Discussion and Analysis.” The actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update them. In addition, our historical financial performance is not necessarily indicative of the results that may be expected in the future and we believe that such comparisons cannot be relied upon as indicators of future performance.
     Currently, we do not have sufficient capital to implement our entire plan of operations. The information contained herein reflects a prospective plan of future operation. There is no assurance that the plan will be implemented.
Implementation of Our Systems and Technology
     Our systems and technology will be implemented to meet the requirements of the two main focus areas of our business: payment processing services and credit card clearing services.
     We plan to offer efficient interoperability (ability for disparate systems to share and exchange information), leverage our infrastructure from our Shanghai, Japan and Singapore data centers, and use our knowledge of the China market to offer fast and robust transaction processing for merchants. We will partner with competitors where appropriate to implement solutions that are superior in architectural and technological terms to those currently offered in China and in Asia by local banks.
     Our technology platforms, comprising servers, sub systems, security and communication systems, will be capable of being fully integrated with the existing payment infrastructure of China Union Pay and also those of other financial institutions. The use of IP (Internet Protocol) based technology can be easily deployed and Sino-con Telecomm has an efficient communication network that we will use. Our goal is to use our knowledge of international card processing systems to provide Chinese merchants with (a) greater access to their data, and (b) reporting capabilities currently not available in this market.

     In China (and follow-on target markets in Asia), we will deploy our own bankcard payment processing platform using open-systems technologies and networks, off-the-shelf card processing packages and new generation IP POS transaction systems combined with fault-tolerant server clusters. The architecture of our payment platform reflects our experience in this industry. Our merchant services platform has already been released.
Marketing Strategy
     The China Banking Regulatory Commission recently announced that there is a possibility for foreign banks to issue credit cards in China “in the near future.” With the doors opening up to foreign banks in the next few years, more pressure is being applied to local banks to be competitive in products and services at the risk of being swept aside by the newcomers.
     We expect Chinese merchants to cooperate with a Chinese bank to setup our card accepting systems and link them to China Union Pay. China Union Pay is the core monopoly provider of transaction routing services for ATM transactions between Chinese member banks. China Union Pay has recently started to provide all of the front-end data systems to accept all of the China merchant transaction requests. They are then routed for approval and settlement either by China Union Pay on behalf of member banks or by member banks themselves where they have in house credit card processing systems. Some banks may elect to do settlement (this process collates all transactions which are to be remitted to the acquiring banks into a set of settlement files which are thereafter sent to each bank) directly and can build a direct interface to a merchant for credit cards — similar to what we plan on doing.
     The business of running a credit card business requires considerable investment in operations and technology; typically 200,000 to 500,000 card accounts per company is the minimum to break even. This may be higher in China. This presents a great opportunity for us to provide such services for the financial institutions. Many financial institutions want to provide these services to their cardholder customers and merchant customers to retain clients. However, they do not want all the exposure that running this business can bring. We will provide those services for them.
     We plan to compete by providing faster implementation, better reporting, more responsive customer service, lower prices and better security features.
Faster Implementation
     Our use of the Clear Commerce engine (under license) allows us to provide world-class transaction processing. We believe most other international competitors currently have virtually no access into the Chinese market. We believe we will be one of the first U.S. companies to be able to provide this service in China.
     We plan to present our merchant customer prospects with a complete turnkey payment solution. This will include merchant bank account setup services, reports and account management functions, payment processing terminals (both physical POS solutions as well as IP POS systems) and our own third-party payment processing system (with competitive rates and international-style features). Once a critical mass of merchant accounts has been enrolled, we will market this payment account base to selected Chinese banks.
     Better Reporting and More Responsive Customer Service
     We plan to provide greater flexibility within APAYcard by expanding the functionality to include loyalty schemes. These loyalty systems, riding on the back of the transaction processing system, will allow merchants to produce better customer statements, marketing mailings, and reward redemptions. The goal of the loyalty system is to provide merchants with increased customer retention and, therefore, to grow their transaction volume with our company.
     Lower Prices
     We anticipate offering lower transaction prices because of our ability to aggregate merchant transaction volumes and negotiate more favorable wholesale rates through China Union Pay. In addition, we believe we will have a lower cost of operations in China, allowing us to offer our services at lower prices. In China, credit card transaction rates currently vary from 3-5%. In Japan, they can be even higher than 5% for smaller merchants. We believe we can offer better rates because we will have a larger aggregate volume of transactions to VISA, MasterCard and other card companies. We believe we can negotiate more favorable rates because of this higher volume and because we will be providing some of the services through our call center that these card companies provide merchants at higher rates. It is expected that in addition to lowering transaction fees, we will be able to keep 0.010-0.050% of savings on the value of each transaction, thereby increasing our profit margin over competitors.
     Better Security
The credit card processing business requires extensive and proven security measures which we will employ, as follows:
•	Dual managed firewalls at each data center location: Netscreen appliance and CheckPoint application proxy

•	Symantec ManHunt Intrusion Detection System (central host with a node at every server site) which manages all systems

•	Integrated Anti-Virus systems

•	Network management systems with alert notification

•	Sensitive data encrypted in database with IDS monitoring

•	Remote management of all systems and networks from our Shenzhen Network Operations Center

•	Industry standard fraud detection systems (card verification, risk management, order screening rules, merchant velocity checks, order review and verification, etc.)

•	Compliant with VISA 3-D Secure protocol, version 1.0.2 (the global standard for the Verified by VISA and MasterCard SecureCode authentication programs)

•	Personal secure key token with 2-stage authentication for all PCs and laptops

Staffing
     Our senior executives are well-known and respected in the transaction processing industry throughout the Asia-Pacific region. Our directors have extensive international and public company experience and have successful experience building start-ups.
     For the initial design and rollout of the systems required, our chief technical manager (CTM) will lead the effort along with project-based contract staff. The initial contract staff has been drawn from a network of highly-skilled personnel. These persons are required to get the complex aspects of the systems — such as architecture, security, redundancy and performance — taken care of in a timely, get-it-right-first-time and cost-effective manner. It is extremely difficult to find such persons in the offshore markets. However, the contract staff has been supplemented by Chinese staff for the management and administration of systems, predominantly the more time-consuming and standardized development efforts. We are currently training Chinese staff so that this staff can be utilized going forward under the supervision of the CTM, chief information manager, operations manager, and project managers.
     Our core development center, as well as our Network Operations Center (NOC), will be based in Shenzhen and Shanghai. We have deployed our initial data center services in Shenzhen. Shenzhen will later become our secondary data center site once Shanghai and Beijing become primary data center sites. Shenzhen will remain our research and development center for at least the coming year.
     Once the technology development is concluded, the sales and marketing department will be increased to a staff of three to four in each of Shenzhen, Shanghai and Beijing to introduce APAYcard to larger merchants and to establish an ISO (independent sales organization) network to target smaller merchants. This will be subsequently complimented by a service delivery organization in all three centers that will be responsible for the implementation of the platform (card reading devices) into merchant premises and bringing the merchant on-line. This work force will be developed in line with business growth. The deployment of these personnel is dependent upon future sales growth and capital raising.
Distribution
     We plan to establish a human sales force to drive the product into the market place. This sales force will be both regionally and vertically oriented to ensure strong coverage of the target customers. Using commercially available market data, we will identify and make direct approaches to the top twenty merchants in each selected vertical market (e.g., travel, general ecommerce merchants, supermarket, department store, fast food restaurants, etc.) in each region in China. In Japan, we will use a third party organization to make these approaches.
     We will target clients and customers that are multinational or international retailers (e.g., Wal Mart, Carrefour, B&Q), domestic Chinese retail merchants, and middle-tier to small Chinese banks, and retail and oil card program issuers such as BP and Sinopec (29,423 gas stations) either developing new card programs in China or those wishing to outsource such programs. We will approach the larger merchants and tier two banks directly and plan to implement a channel sales strategy via independent sales organizations (ISO) to address the enormous small-business mart across China. The ISOs will be located within the eastern part of China initially, covering Beijing, Shanghai, Guangzhou and Shenzhen, as this is predominantly where most of the cardholders will be located since incomes are much higher than in western China.
Revenue
     We will receive a flat rate for each credit card sale processed from a retail store. In addition to an initial system implementation fee, we will charge each merchant either a flat monthly fee for this service or will charge a fee on a per-transaction basis. This will depend upon the requirements and sales volume of each merchant.
     International services will generate US Dollars (USD) to be used to settle expenses owed in USD incurred during the normal course of business. Revenue received in Chinese Yuan (RMB) will generally be utilized to develop our business in China. When there is a need to convert Chinese RMB funds into USD or other international currencies, we will cooperate with the government of China and the Bank of China to obtain all required licenses and approvals for the transfer of funds from Chinese RMB into an approved overseas foreign currency account.
Significant Milestones
     We have developed a detailed operational plan, summarized below, for implementation as we acquire the necessary resources.

Target Date	Principal Milestones	Budget

Completed	Beijing and Shenzhen Representative Offices	50,000 USD
Completed	Singapore Processing Network	100,000 USD
4Q 2005	China Business License	150,000 USD
4Q 2005	China Joint Venture Approval	250,000 USD
Near Completion	China Merchant Services Platform	950,000 USD
3Q 2006	Buildup Nation Wide HUB	350,000 USD
3Q 2006	Build/Acquire Multi-currency Merchant Acquiring Center	300,000 USD
3Q-4Q 2007	Buildup of Card Operations Center	3,000,000 USD
     As of the date of this prospectus, we do not have sufficient funds to implement the foregoing plan of operations. There are no assurances as to when, if ever, we will have the funds to implement this plan of operations.
Critical Accounting Policies and Estimates
     We have not generated revenues from operations during the last two fiscal years. We have recognized losses from operations, and the foregoing discussion of our plan of operation is based in part on our consolidated financial statements. These have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
     Actual results could differ from those estimates. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial statements and results of operations are discussed below.
     Revenue Recognition
     We are still in the development stage and have not generated any commercial sales. We plan to recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.” Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.
     We have developed prototype systems for testing by potential customers which have been billed for a portion of the costs incurred. We record these cost recoveries as a credit to the respective expense in the statement of operations. Billed recoveries from prototype installation processing of $1,144 were applied to reduce development expenses.
     In 2005, we started to generate revenues through special and trial projects. Such revenue is recognized when services are performed and collectibility is reasonably assured. Revenue of $19,976 was recognized for the first six months of 2005.
     Stock Based Compensation
     We have elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of our employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.

     Recent Accounting Pronouncements
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revised Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The implementation of the above pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.
Financial Condition and Liquidity
     Our independent auditors have issued a going concern opinion on our consolidated financial statements that raises substantial doubt about our ability to continue as a going concern.
     We did not have any revenues from operations for the twelve-month periods ended December 31, 2004, and December 31, 2003. For the twelve months ended December 31, 2004, we reported an operating loss of $1,497,940 compared to $213,105 for the same period in 2003. In all periods we did not report revenues because our incidental start up revenue of $1,144 was offset against expenses, and we are a development stage company.
     Of the increase in operating loss of $1,284,835 between 2003 and 2004, $309,421 was due to increased management and professional fees. General and administrative expenses increased by $218,356, and stock based compensation, a non-cash expense which is general and administrative by nature, increased from nil to $697,783. The expenses were funded from shareholder and director advances of $142,928 and net proceeds of capital stock issued for cash of $602,918.
     At December 31, 2004, we had cash resources of $18,780. At December 31, 2003, we had cash resources of $1,018. At December 31, 2004, we had current assets of $19,925 and total current liabilities of $412,903, with total current liabilities exceeding total current assets by $392,978. At December 31, 2003, we had total current assets of $1,018 and total current liabilities of $389,548. At December 31, 2003, total current liabilities exceeded total current assets by $388,530. The majority of current liabilities are due to related parties.
     Subject to acquiring the necessary funding, we anticipate that we will lease or purchase additional equipment and add 10-15 new employees within the next 12 months.

     As of December 31, 2004, our principal capital resources have been acquired through a combination of short term debt, related-party advances, and the issuance of capital stock. For the period ended December 31, 2004, our company used $710,529 in operating activities. This compared to $192,352 in the prior period.
     We require additional cash to implement our business strategies. Management plans to raise additional capital through additional public or private financings, as well as borrowings and other resources such as related party advances. To the extent that additional capital is raised through the sale of equity or equity-related securities, the issuance of such securities could result in dilution of our stockholders. There can be no assurance that additional funding will be available on favorable terms. If adequate funds are not available within the next 12 months, we will be required to further curtail or suspend operations. In the alternative, we may seek funding through arrangements with collaborative partners or others that may require us to relinquish rights that we would not otherwise relinquish.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE
     On April 21, 2004, the accounting firm of Grant Thornton LLP (Canada) resigned as our independent auditors. On June 8, 2004, our Board of Directors appointed Weinberg & Company, P.A. to replace Grant Thornton LLP as our independent accountants to better serve our China operations. There have been no disagreements on accounting and financial disclosures during the past two years through the date of this prospectus. Prior to their appointment, we did not consult with Weinberg & Co. on any matters related to accounting or the type of opinion they may issue.
     The reports of Grant Thornton LLP on our financial statements for the years ended December 31, 2003 and 2002 did not contain an adverse, qualified or disclaimer of opinion. However, the reports did contain an explanatory paragraph wherein Grant Thornton expressed substantial doubt about our ability to continue as a going concern.
     We requested Grant Thornton to furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not they agreed with the statements made by us in our Form 8-K and, if not, stating the respects in which it did not agree. We delivered a copy of this disclosure to Grant Thornton and their letter reply was attached to our Form 8-K filed with the Securities and Exchange Commission. It stated no disagreement.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On or about February 28, 2004, we acquired Welway Development Limited in a stock exchange. The following officers and directors were beneficial owners of Welway Development Limited and received the following shares of our common stock as part of the transaction:

Matthew Ryan Mecke	1,884,740 shares
Edith Kam Ying Ho	32,500 shares
     Robert Clarke loaned us a total of $200,640 during the last two years, at no interest and no fixed terms of repayment. The balances are expected to be repaid when funds become available. During 2004, we converted the principal balance of $105,000 to 700,000 shares of common stock, at a price of $0.15 per share. As of December 31, 2004, we owed a balance of $25,388.
     In June 2004, we entered into a written agreement to replace a verbal month to month agreement, pursuant to which we pay Mr. Mecke $9,744 per month for services as our chief executive officer. The agreement had a one-year term effective until June 21, 2005, and we recently renewed it for a further one-year term which terminated upon his resignation on October 15, 2005.

MARKET INFORMATION
     Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board system under the symbol “APYM.OB.” The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers and is a network of securities dealers who buy and sell stocks. Prices reported below represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions.
     Our securities commenced trading on the OTC Bulletin Board in February 2004. The following table sets forth the high and low last sale prices per share of our common stock for each quarter since February 2004 as reported by Nasdaq:

Quarter Ended	High	Low
March 31, 2004*	$0.75	$0.10
June 30, 2004	$0.75	$0.25
September 30, 2004	$0.51	$0.14
December 31, 2004	$0.46	$0.09

March 31, 2005	$2.24	$0.43
June 30, 2005	$2.63	$0.99
September 30, 2005	$1.50	$0.71

*	Commencing February 25, 2004
     As of April 11, 2005, there were approximately 83 shareholders of record of our common stock.
     We have not declared or paid any dividends to date.
     We have not repurchased any of our equity securities.
DIVIDEND POLICY
     We have not declared or paid any cash dividends to date, and we do not intend to declare any cash dividends on the shares of our common stock in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on shares of our common stock will be solely at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions in future financing agreements, if any, and other business and financial considerations our board of directors may deem relevant.

DESCRIPTION OF SECURITIES
     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws, all of which have been filed as exhibits to our registration statement of which this prospectus is a part. Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.
Common Stock
     The holders of our common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting that commences with a lawful quorum is sufficient for approval of matters upon which shareholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights.
     After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.
Preferred Stock
     Our board of directors has the authority to issue 10,000,000 shares of preferred stock, in one or more series, and to fix the rights, preferences, qualifications, privileges, limitations or restrictions of each such series without any further vote or action by the shareholders, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series. No shares of preferred stock have ever been issued, and we do not have any present plans to issue any preferred stock.
     The issuance of shares of preferred stock pursuant to our board’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock, and otherwise adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. Our board of directors does not currently intend to seek shareholder approval prior to any issuance of authorized but unissued stock, unless otherwise required by law.

Dividends
     We have not declared or paid any cash dividends to date, and we do not intend to declare any cash dividends on the shares of our common stock in the foreseeable future. Any future decision to pay dividends on shares of our common stock will be solely at the discretion of our board of directors. See also “Dividend Policy.”
EXPERTS
     Our consolidated financial statements as of December 31, 2004 and for the year then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Weinberg & Company, P.A, independent accountants, given on authority of said firm as experts in auditing and accounting.
     Our consolidated financial statements as of December 31, 2003 and for the year then ended, have been included in this prospectus and in the registration statement of which this prospectus forms a part in reliance on the report of Grant Thornton LLP, Chartered Accountants, given on authority of said firm as experts in auditing and accounting.
TRANSFER AGENT
     Our transfer agent is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119, telephone: (702) 361-3033.
LEGAL MATTERS
     The validity of our shares of common stock offered by this prospectus and certain other legal matters have been passed upon for us by Andrew N. Bernstein, P.C., 5445 DTC Parkway, Suite 520, Greenwood Village, Colorado 80111.
ADDITIONAL INFORMATION
     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus constitutes the prospectus of Asia Payment Systems, Inc., filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 100 F Street, NE, Washington,

D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commission’s home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.
     We intend to mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting of shareholders.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Financial Statements
Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of:
Asia Payment Systems, Inc.
We have audited the accompanying consolidated balance sheet of Asia Payment Systems Inc. and subsidiaries (the “Company”) as of December 31, 2004 and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Asia Payment Systems Inc. and subsidiaries as of December 31, 2004 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net loss of $1,497,940 and a negative cash flow from operations of $710,529 for the year ended December 31, 2004, and has a working capital deficit of $392,978 and a stockholders’ deficiency of $367,980 at December 31, 2004. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Weinberg & Company, P.A.
Boca Raton, Florida
April 21, 2005

Grant Thornton LLP
Chartered Accountants
Management Consultants
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders of
Asia Payment Systems Inc. (formerly Asian Alliance Ventures Inc.)
We have audited the consolidated balance sheet of Asia Payment Systems Inc. (formerly Asian Alliance Ventures Inc.) as at December 31, 2003 and the consolidated statements of operations, cash flows and stockholders’ deficiency for the year then ended and for the period from October 2, 1998 (inception) to December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Asia Payment Systems Inc. (formerly Asian Alliance Ventures Inc.) as at December 31, 2003 and the results of its operations and cash flows for the year then ended and for the period from October 2, 1998 (inception) to December 31, 2003 in accordance with accounting principles generally accepted in the United States of America.
These consolidated financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has no established source of revenue and is dependent on its ability to raise substantial amounts of equity funds. This raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	/s/ Grant Thornton LLP
March 12, 2004	Chartered Accountants
P.O. Box 11177, Royal Centre
Suite 2800
1055 West Georgia Street
Vancouver, BC V6E 4N3
T (604) 687-2711
F (604) 685-6569
E Vancouver@GrantThornton.ca
W www.GrantThornton.ca
Canadian Member of Grant Thornton International

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Balance Sheets

	December 31	December 31
	2004	2003
Assets
Current:
Cash	$18,780	$1,018
Accounts receivable	1,145	—

Total Current Assets	19,925	1,018

Equipment, net	14,586	2,533
Prepaid deposits	9,195	4,000
Deferred compensation expense	1,217	—

Total Assets	$44,923	$7,551

Liabilities
Current:
Accounts payable	$74,411	$54,925
Accrued liabilities	68,533	9,157
Due to related parties	169,959	225,466
Loan payable	100,000	100,000

Total Current Liabilities	412,903	389,548

Stockholders’ Deficiency
Capital stock
Authorized:
50,000,000 common shares of $0.001 par value
10,000,000 preferred shares of $0.001 par value
Issued and Outstanding:
29,125,381 (2003 - 16,585,320) common shares	29,125	16,585
Additional paid-in capital	2,357,842	572,681
Deferred stock based compensation	(285,744)	—
Deficit accumulated during the development stage	(2,469,203)	(971,263)

Total Stockholders’ Deficiency	(367,980)	(381,997)

Total Liabilities and Stockholders’ Deficiency	$44,923	$7,551

See accompanying notes to the consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Statements of Operations

	For The	For The	For The Period From
	Year	Year	October 2, 1998
	Ended	Ended	(Inception ) Through
	December 31	December 31	December 31
	2004	2003	2004
General and administrative	277,446	59,090	872,355
Stock based compensation	697,783	—	697,783
Management fees	273,919	83,230	479,149
Professional fees	161,990	43,258	295,802
Research and development	32,254	—	32,254
Travel	23,166	23,967	145,770
Financing fee	14,500	—	24,500
Amortization and depreciation	5,832	3,560	11,390
Acquisition expense	11,050	—	11,050

Total expenses	(1,497,940)	(213,105)	(2,570,053)

Loss before extraordinary item	(1,497,940)	(213,105)	(2,570,053)

Extraordinary item	—	—	100,851

Net loss	$(1,497,940)	$(213,105)	$(2,469,202)

Weighted average number of shares outstanding – basic and diluted	23,310,000	16,585,320

Net loss per share – basic and diluted	$(0.06)	$(0.01)

See accompanying notes to the consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(a Development Stage Company)
Consolidated Statements of Stockholders’ Deficiency
For the Period From October 2, 1998 (Inception) Through December 31, 2004

	Common Shares		Additional	Deferred	Deficit Accumulated
			Paid-In	Stock Based	During the
	Shares	Amounts	Capital	Compensation	Development Stage	Total
Common stock issued for cash at $0.002 per share	5,000,000	$5,000	$5,000,000	$—	$—	$10,000
Net loss for the period from inception to December 31, 2000	—	—	—	—	(420,892)	(420,892)

Balance, December 31, 2000	5,000,000	5,000	5,000	—	(420,892)	(410,892)
Common stock issued in exchange for retirement of debt at $0.05 per share	4,400,000	4,400	215,600	—	—	220,000
Net loss for the year ended December 31, 2001	—	—	—	—	(224,444)	(224,444)

Balance, December 31, 2001	9,400,000	9,400	220,600	—	(645,336)	(415,336)
Common stock issued in exchange for retirement of debt at $0.05 per share	7,185,320	7,185	352,081	—	—	359,266
Net loss for the year ended December 31, 2002	—	—	—	—	(112,822)	(112,822)

Balance, December 31, 2002	16,585,320	16,585	572,681	—	(758,158)	(168,892)
Net loss for the year ended December 31, 2003	—	—	—	—	(213,105)	(213,105)

Balance, December 31, 2003	16,585,320	$16,585	$572,681	—	$(971,263)	$(381,997)
Common stock issued for WelWay shares in February 2004	6,500,000	6,500	6,321	—	—	12,821
See accompanying notes to the consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(a Development Stage Company)
Consolidated Statements of Stockholders’ Deficiency
For the Period From October 2, 1998 (Inception) Through December 31, 2004

	Common Shares		Additional	Deferred	Deficit Accumulated
			Paid-In	Stock Based	During the
	Shares	Amounts	Capital	Compensation	Development Stage	Total
Equity units issued for cash in September 2004 at $0.25 per unit	1,367,528	1,368	303,314	—	—	304,682

Common stock issued in exchange for settlement of debt in September 2004 at $0.15 per share	382,220	382	57,053	—	—	57,435

Common stock issued in exchange for settlement of debt in October 2004 at $0.15 per share	940,000	940	140,060	—	—	141,000

Equity units Issued for cash in December 2004 at $0.15 per unit	1,813,333	1,813	270,187	—	—	272,000

Common stock issued for stock options exercised	1,536,980	1,537	24,699	—	—	26,236

Stock compensation expense	—	—	983,527	(285,744)	—	697,783

Net loss for the year ended December 31, 2004	—	—	—	—	(1,497,940)	(1,497,940)

Balance December 31, 2004	29,125,381	$29,125	$2,357,842	$(285,744)	$(2,469,203)	$(367,980)

See accompanying notes to the consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(a Development Stage Company)
Consolidated Statements of Cash Flows

	For the	For the	For the Period From
	Year	Year	October 2, 1998
	Ended	Ended	(Inception) Through
	December 31	December 31	December 31
	2004	2003	2004
Cash Flows From Operating Activities
Net loss	$(1,497,940)	$(213,105)	$(2,469,202)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	5,832	3,560	11,390
Acquisition expense	11,050	—	11,050
Stock-based compensation	697,783	—	697,783
Gain on forgiveness of debt	—	—	100,851
Changes in operating assets and liabilities:
Accounts receivable	(1,145)	—	(1,145)
Prepaid deposits	(5,195)	—	(9,196)
Accounts payable	19,710	13,036	226,137
Accrued liabilities	59,376	4,157	68,533

Net cash used in operating activities	(710,529)	(192,352)	(1,363,799)

Cash Flows From Investing Activities
Purchase of equipment	(17,885)	—	(25,976)
Cash acquired in WelWay acquisition	330	—	330

Net cash used in investing activities	(17,555)	—	(25,646)

Cash Flows From Financing Activities
Due to related parties	$142,928	191,991	475,307
Proceeds from exercise of stock options	26,236	—	26,236
Proceeds from loan payable	—	—	320,000
Common stock issued for cash, net	576,682	—	586,682

Net cash provided by financing activities	745,846	191,991	1,408,225

Net increase (decrease) in cash	17,762	(361)	18,780
Cash, beginning of year/period	1,018	1,379	—

Cash, end of year/period	$18,780	$1,018	$18,780

Supplementary Cash Flow Information

Interest paid	$—	$—	$—
Income taxes paid	—	$—	$—
Common stock and debt assumed for WelWay acquisition	$1,441	$—	$1,441
Common stock issued for related party debt	$198,435	$—	$777,701
See accompanying notes to the consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
1.	Operations and Going Concern
Asia Payment Systems Inc. and subsidiaries (the “Company”) was incorporated under the laws of the State of Nevada in 1998 to engage in international business as Asian Alliance Ventures Inc and subsequently changed its name to Asia Payment Systems Inc. in 2003.
The Company offers credit card transaction processing and merchant acquiring services, primarily to the Peoples Republic of China (“PRC”) and Japan. The Company has not yet commenced its planned principal operations. It has not yet earned any revenue and therefore it is considered a development stage company.
During the first quarter of 2004 the Company completed the acquisition of all the assets, business plan, client agreements and intellectual property in a payment services (“Payment Services”) business through the acquisition of WelWay Development Limited, an inactive company. Effective April 1, 2004 the Company is focusing all its efforts on the Payment Services business.
The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business. Since its inception, the Company has been engaged in organizational and pre-operating activities. The Company has a net loss of $1,497,940 and a negative cash flow from operations of $710,529 for the year ended December 31, 2004, and has a working capital deficit of $392,978 and a stockholders’ deficiency of $367,980 at December 31, 2004. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of the Company’s existence is dependent upon its ability to obtain additional capital and sustain profitable operations. The uncertainty related to these conditions also raises doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Management’s plans include receiving continued financial support from directors and officers, commencing operations and raising additional capital in 2005. The Company’s stock trades on the NASDAQ OTC:BB market under the symbol APYM.
2.	Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements are presented in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America.
Principals of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries:
2.	Asia Payment Systems (HK) Ltd. (formerly Asian Alliance Ventures (HK) Ltd), incorporated under the Company Ordinance of Hong Kong. The subsidiary was incorporated for nominal consideration to facilitate operations in China.

3.	Asia Payments, Inc., incorporated in Delaware for nominal consideration to facilitate operations in USA.

4.	WelWay Development Limited, incorporated under the Company Ordinance of Hong Kong, was acquired for the assets of the Payment Services business which is under development.
All material inter-company accounts and transactions have been eliminated in consolidation.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Foreign Currency Translation
The consolidated financial statements are presented in U.S. dollars.
Assets and liabilities are translated at the rate in effect at the balance sheet date. Revenue and expenses are translated at rates in effect at the time of the transactions. Resulting translation gains and losses, if any, are accumulated in a separate component of shareholder’s equity.
Economic and Political Risks
The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.
The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.
Financial Instruments
The Company has various financial instruments that include cash, accounts receivable, accounts payable, accrued liabilities, amounts due to related parties and loan payable. It was not practicable to determine the fair value of the amounts due to related parties or the loans payable due to their uncertain repayment terms. The carrying values of all other financial instruments approximate their fair value due to their relatively short period to maturity.
Equipment
Equipment is recorded at cost less accumulated depreciation. The cost of computer equipment and auto are depreciated on a straight-line basis over their estimated life of three years. Leasehold improvements are depreciated on a straight-line basis over the term of the office lease, without extension.
Revenue Recognition
The Company is still in the development stage and has not generated any commercial sales. The Company plans to recognize revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.” Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
The Company has developed prototype systems for testing by potential customers which have been billed for a portion of the costs incurred. The Company records these cost recoveries as a credit to the respective expense in the statement of operations. Billed recoveries from prototype installation processing of $1,144 were applied to reduce development expenses.
Stock Based Compensation
The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation” (SFAS 123), which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123, as amended by SFAS 148, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.
In 2004 the Company adopted the 2004 Nonqualified Stock Option Plan (the “Plan”). The Plan provides for the issuance of stock options for services rendered by officers, directors, employees and consultants. The Board of Directors is vested with the power to determine the terms and conditions of the options. The Plan includes 5,000,000 shares. During the year ended December 31, 2004, the Company granted 4,741,980 stock options pursuant to a non-qualified stock option plan at exercise prices ranging from $0.001 to $0.25 per share, of which 3,241,980 stock options were granted to non-employees. The Company also granted 490,000 common share purchase Special Warrants exercisable until October – December 2006 at an exercise price of $0.16 per share, for consulting services. No Special Warrants have been exercised. Also see Note 8.
The fair value of the options and Special Warrants granted during the period was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 2.43%, expected volatility of 229%, an expected option life of 2.6 years and no expected dividends. The weighted average fair value of options granted was $0.28 per share. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options, the net loss would have increased by $257,400 for the year ended December 31, 2004.
During the year ended December 31, 2004, the Company recognized stock-based compensation for non-employees in the amount of $983,527 of which $697,783 was expensed and $285,744 is deferred for subsequent vesting.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and unvested awards in each period.

	Year ended
	December 31,
	2004	2003
Net loss — as reported	$(1,497,940)	$(213,105)
Add: Stock-based compensation expense included in net loss — as reported	697,783	—
Deduct: Stock-based compensation expense determined under fair value method	(955,183)	—

Net loss — pro forma	$(1,753,340)	$(213,105)

Net loss per share (basic and diluted) — as reported	$(0.06)	$(0.01)
Net loss per share (basic and diluted) — pro forma	$(0.08)	$(0.01)
Net Loss Per Share
Basic loss per share is computed by dividing net loss by the weighted average number of outstanding shares of common stock. Diluted loss per share, if any, is computed by dividing net loss by the weighted average number of shares adjusted for the potential dilution that could occur if stock options, warrants and other convertible securities were exercised or converted into common stock. Potentially dilutive securities were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.
Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revised Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, which supersedes APB opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement requires a public entity to recognize and measure the cost of employee services it receives in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). These costs will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). This statement also establishes the standards for the accounting treatment of these share-based payment transactions in which an entity exchanges its equity instruments for goods or services. It addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement shall be effective the first interim or annual reporting period that begins after December 15, 2005 for small business public entities and non-public companies.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
The implementations of the above pronouncement is not expected to have a material effect on the Company’s consolidated financial statements.
3. Acquisition of Assets
In 2003 the Company entered into a Share Exchange Agreement with WelWay Development Limited (“WelWay”), a corporation organized under the laws of Hong Kong SAR, China to exchange all the issued and outstanding shares of common stock of WelWay for 6,500,000 restricted shares of the Company’s common stock at a fair value of HK$100,000 (US$12,821), determined by negotiations at arms length. The Company’s stock was not trading and had no market value. In addition, 4,000,000 restricted shares of the Company’s common stock are to be deposited in escrow for distribution to the WelWay selling shareholders upon the achievement of certain milestones. As of April 21, 2005, the 4,000,000 restricted shares were not deposited in escrow. Two shareholders of WelWay subsequently became President and Chief Technology Officer of the Company. The closing of this acquisition was subject to meeting certain conditions, which were achieved on February 12, 2004.
Since WelWay was essentially an inactive company the acquisition was not deemed to be the acquisition of a business and was accounted for as an acquisition of assets. The purchase price was allocated as follows:

Cash	$330
Assumption of due to director	(3,430)
Acquisition expense	11,050)
Deferred compensation expense to former shareholders	4,871

Total purchase price	$12,821

The acquisition expense was charged to operations in the year ended December 31, 2004. As of December 31 two executives from WelWay were officers of the Company and remain integral to the business as of December 31, 2004. They do not yet have management contracts with the Company; however, the portion of the purchase price allocated to these two individuals was recorded as deferred compensation and is being expensed over a one-year period, which commenced April 1, 2004. If the Company issues shares for additional consideration the fair value will be recorded as additional acquisition expense charged to operations and deferred compensation expense. Fair value will be based on the closing market price of the common stock on the date the shares are released from escrow (See Note 9).
Deferred compensation expense to former shareholders:

Balance, March 31, 2004 on acquisition	$4,871
Accumulated amortization	3,654

Net deferred compensation expense	$1,217

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
4. Equipment

			December 31,	December 31,
			2004	2003
		Accumulated	Net	Net
	Cost	Depreciation	Book Value	Book Value
Computer equipment	$16,642	$2,830	$13,812	$1,701
Leasehold improvements	4,071	4,071	—	832
Auto	774	—	774	—

Equipment, net	$21,487	$6,901	$14,586	$2,533

5. Related Party Transactions
The Company had the following transactions for the year ended December 31, recorded at their exchange amount, with related parties:
Incurred $60,000 (2003 — $20,000) for administrative and consulting services provided by companies in which certain officers and/or shareholders have a controlling interest.
Incurred $271,325 (2003 — $83,230) for management services provided by shareholders and companies in which certain officers and/or shareholders have a controlling interest.
The following balances, which bear no interest and have no fixed terms of repayment, with shareholders and companies controlled by certain officers and/or shareholders were outstanding:

	December 31, 2004	December 31, 2003
Due to directors, shareholders and companies owned by directors and shareholders	$169,959	$225,466
In September and October, 2004 the Company settled $198,435 of related party debt with the issuance of 1,322,220 restricted common shares (See Note 8).

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
6. Loan payable
The Company has entered into a joint venture agreement with Shandong Hengtong Chemical Industrial Company Ltd. of the Peoples Republic of China to acquire and expand an established chemical fertilizer (urea) and power generation facility. In 2001, the joint venture partner advanced the Company $100,000 for investment marketing purposes. The loan is non-interest bearing and is repayable from the proceeds of the first private placement or as soon as the Company has raised $1,000,000. Efforts to fund this project have been unsuccessful and others are being explored. Terms of this loan are being renegotiated in light of the Company’s 2004 decision to discontinue the joint venture which has not been activated.
7. Income taxes
The total future income tax asset of the losses carried forward are approximately $2,222,000 and are offset by a valuation allowance of the same amount as it is not more likely than not that the losses carried forward will be utilized before they expire in 2018.

	2004	2003
Expected income tax benefit	$450,000	$75,000
Valuation allowance	(450,000)	(75,000)

	$—	$—

8. Capital stock
In December 2004 the Company issued 1,813,333 restricted Equity Units for total cash proceeds of $272,000; each Unit at $0.15 per Unit consisting of one common share and one redeemable common share purchase warrant exercisable until January 24, 2007 at an exercise price of $0.30 per share. As of December 31, 2004 no warrants have been exercised.
In September and October 2004 the Company issued 1,322,220 restricted common shares for the settlement of amounts due to related parties of $198,435. The shares were valued at $0.15 per share, which was the closing market price of the Company’s common stock on the date of the settlement.
In September 2004 the Company issued 1,367,528 restricted Equity Units for total cash proceeds of $341,882; each Unit at $0.25 per Unit consisting of one common share and one redeemable common share purchase warrant exercisable until October 28, 2006 at an exercise price of $0.75 per share. Issuance costs of $37,200 were recorded as a reduction to additional paid-in capital. As of December 31, 2004 no warrants have been exercised.
In February 2004, before the Company’s common stock was listed for trading, 6,500,000 common shares were issued for $12,821 (HK$100,000) in exchange for all the issued and outstanding shares of WelWay Development Ltd. (See Note 3).
During 2004, the Company issued 1,536,980 common shares at an average price of $0.017 per share for total proceeds of $26,236 from the exercise of stock options.
During 2002, 7,185,320 common shares were issued at estimated fair value of $0.05 per share in exchange for the retirement of accounts payable of $151,502 and amounts due to related parties of $207,764.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
During 2001, 4,400,000 common shares were issued at estimated fair value of $0.05 per share in exchange for the retirement of a loan payable of $220,000.
In 1999 the Company issued 5,000,000 shares of common stock for $10,000.
9. Stock Options and Special Warrants
a)	A summary of the changes in the Company’s common stock purchase options is presented below (also see Note 1):

		Weighted
		Average
		Exercise
	Number	Price

Balance, December 31, 2003	—	—
Granted to Directors, Officers and Consultants	4,741,980	$0.15
Exercised	(1,536,980)	$0.02
Forfeited / Expired	(100,000)	$0.25

Balance, December 31, 2004	3,105,000	$0.21

Additional information regarding options outstanding as at December 31, 2004 is as follows:

		Outstanding		Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number of	Contractual	Exercise	Number of	Exercise
Exercise Prices	Shares	Life (years)	Price	Shares	Price

$0.15	100,000	2.74		—
$0.20	2,105,000	2.42	$0.14	1,578,750	$0.14
$0.25	900,000	2.52	$0.07	275,000	$0.07

	3,105,000	2.46	$0.21	1,853,750	$0.21

Weighted average fair value at December 31, 2004 is $0.28.

b)	During 2004 the Company issued 490,000 restricted common share purchase Special Warrants exercisable until October — December 2006 at an exercise price of $0.16 per share, for consulting services. The certificates have not yet been printed. At December 31, 2004 490,000 common share purchase Special Warrants were outstanding.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
10. Commitments
The Company may be obligated to issue an additional 4,000,000 common shares in connection with the acquisition of WelWay Development Limited (Note 3).
In May 2004 the Company’s office lease in Hong Kong expired and new premises were secured in Hong Kong on a month-to-month basis while Shenzhen and Beijing China leases expire in mid 2005. Total rent expense is approximately $2,000 per month.
In December 2004 the Company signed a three year telecom services agreement at an annual expense of $22,800.
11. Agreements
The Company is developing card processing systems and operational infrastructure to serve markets in Asia. The Company has signed credit card processing services agreements with:
•	Telecom Innovation Limited of Hong Kong

•	Circle Telecom USA of Hong Kong

•	DFS Group Limited of Japan

•	MAX TO ONE Co. Ltd. of Japan
These agreements are subject to completion of varying developmental phases. Networks are currently being established and testing procedures being conducted to reach revenue capable status.
On or about April 8, 2004, the Company entered into a Credit Card Transaction Processing and Clearing Settlement Services Agreement with e-Charge Processing Service Corporation, a Japanese corporation, and e-Charge USA, Inc., a Delaware corporation. The term of the agreement began April 8, 2004, and will continue until terminated six months following notice of termination given by either party. The Company is to provide to e-Charge credit payment processing services that include the following:
•	Processing approval and payment information submitted by e-Charge via the Internet through a hub we are required to maintain in Honolulu, Hawaii;

•	Establishing accounts with banks selected by e-Charge to process “yen to yen” transactions submitted to us by e-Charge; and

•	Returning payment verification information to e-Charge.
The Company is required to verify and process these transactions through a hosting engine provided by ClearCommerce Corporation, pursuant to an agreement between e-Charge USA, Inc. and ClearCommerce that was assigned by e-Charge USA to our subsidiary, Asia Payment, Inc. Further, the Company is required to advise e-Charge regarding third-party services provided in connection with the transaction processing.
e-Charge paid the Company an initial set-up fee and is to pay a fee for each transaction processed, with a minimum of US$10,000 of such fees per month. In turn, the Company is to pay e-Charge a monthly lease fee totaling US$100,000 over a twenty-four month period. The critical “yen to yen” banking facility has not yet been established; accordingly by agreement between the parties, the stipulated mutual payments have not been made pending further discussion and new arrangements planned for 2005.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
In August 2004 the Company signed a Memorandum of Understanding with Shanghai CRC Telecom (“Shanghai Railcom”) to jointly develop and execute a plan to establish a China Credit Bureau and the provision of Payment Processing services in China. The plan, when completed, will identify the role, responsibilities and contributions for the parties with respect to each business component.
In November 2004 the Company received approval from the Beijing Municipal Government for a Representative Office License.
12. Subsequent Events
In January 2005 the Company issued 375,000 shares of common stock for a contract with an accredited investor to perform strategic planning, public relations and marketing services provided over the following four months, subject to completion of the services. The shares will be valued at $0.47 per share, the closing market price of the Company’s common stock on the date of the transaction for a total of $176,250.
In January 2005 the Company issued 62,500 shares of common stock to one accredited investor at $0.40 per share for total cash proceeds of $25,000.
In January 2005 the Company issued 250,000 shares of common stock for a contract with an accredited investor to perform strategic planning, public relations and marketing services provided over three months, subject to completion of the services. The shares will be valued at $0.47 per share, the closing market price of the Company’s common stock on the date of the transaction for a total of $117,500.
In February 2005 the Company issued 500,000 shares of common stock for a contract with an accredited investor to perform strategic planning, public relations and marketing services over six months, subject to completion of the services. The shares will be valued at $1.07 per share, the closing market price of the Company’s common stock on the date of the transaction, for a total of $535,000.
In February 2005 the Company issued 50,334 shares of common stock to three accredited investors at $0.60 per share for total cash proceeds of $30,200.
In February 2005 the Company issued 149,254 shares of common stock to one accredited investor at $0.67 per share and warrants to purchase 150,000 shares for total cash proceeds of $100,000. The warrants are exercisable until March 10, 2008, at an exercise price of $1.20 per share.
In March 2005 the Company issued 113,332 shares of common stock to four accredited investors at $0.75 per share for total cash proceeds of $85,000.
In March 2005 the Company issued 252,305 shares of common stock to 18 accredited investors at $0.85 per share and warrants to purchase 252,305 shares for total cash proceeds of $214,495. The warrants are exercisable until March 15, 2007, at an exercise price of $1.75 per share.
In March 2005 the Company signed an agreement with Beijing Purple Stars Appraisal Co., Ltd. (“BPS”) to establish an international standard Credit Bureau in Beijing.
In March 2005 the Company signed a one year office lease in Hong Kong with a monthly rental of $1,300.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2004 and 2003
In March 2005 the Company signed a two year telecom services agreement at an annual expense of $69,600.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-QSB

☑	Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the quarterly period ended: September 30, 2005
OR

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Commission File Number: 000-30013
ASIA PAYMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	98-0204780

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, NY 10174
(Address of principal executive offices)
(212) 907-6514
(Issuer’s telephone number)
Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: YES ☑ NO ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): YES ☐ NO ☑
Number of shares of common stock, $0.001 par value, outstanding as of October 31, 2005 was 35,167,265.
Transitional Small Business Disclosure Format (Check one): YES ☐ NO ☑

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current:
Cash	$29,371	$18,780
Accounts receivable	4,284	1,145
Other receivable	287,211	—
Prepaid expenses	37,858	—

Total Current Assets	358,724	19,925

Equipment, net	15,382	14,586
Prepaid deposits	10,028	9,195
Investment in and advances to joint venture	497,326	—
Deferred compensation expense	—	1,217

Total Assets	$881,460	$44,923

Liabilities
Current:
Accounts payable	$145,940	$74,411
Other payable	264,989	—
Unearned income	27,741	—
Accrued liabilities	130,636	68,533
Due to related parties	134,939	169,959
Loan payable	100,000	100,000

Total Current Liabilities	804,245	412,903

Stockholders’ Equity (Deficiency)
Capital stock
Authorized:
10,000,000 preferred shares of $0.001 par value 50,000,000 common shares of $0.001 par value
Issued and Outstanding:
35,111,265 (2004 - 29,125,381) common shares	35,111	29,125
Additional paid-in capital	6,224,955	2,357,842
Deferred stock based compensation	(1,043,726)	(285,744)
Deficit accumulated during the development stage	(5,140,032)	(2,469,203)
Accumulated other comprehensive income	907	—

Total Stockholders’ Equity (Deficiency)	77,215	(367,980)

Total Liabilities and Stockholders’ Equity (Deficiency)	$881,460	$44,923

See accompanying notes to the condensed consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

	For The	For The
	Three Months	Three Months
	Ended	Ended
	September 30,	September 30,
	2005	2004
Revenue	$13,008	$—

Cost of goods and services	(2,782)	—

Gross profit	10,226	—

Operating expenses

General and administrative	115,310	53,009
Stock based compensation	406,901	269,666
Management fees	167,949	112,584
Professional fees	76,412	32,294
Business development	60,000	—
Research and development	—	32,602
Travel	28,506	2,074
Amortization and depreciation	1,695	1,347

Total operating expenses	(856,773)	(503,576)

Net loss	$(846,547)	$(503,576)

Weighted average number of shares outstanding — basic and diluted	34,825,441	23,104,350

Net loss per share - basic and diluted	$(0.02)	$(0.02)

See accompanying notes to the condensed consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited)

	For The	For The	For The Period From
	Nine Months	Nine Months	October 2, 1998
	Ended	Ended	(Inception ) Through
	September 30,	September 30,	September 30,
	2005	2004	2005
Revenue	$32,984	$—	$32,984

Cost of goods and services	(8,626)	—	(8,626)

Gross profit	24,358	—	24,358

Operating expenses

General and administrative	350,338	160,404	1,222,693
Stock based compensation	1,434,389	379,491	2,132,172
Management fees	308,741	204,906	777,890
Professional fees	370,210	70,595	666,012
Business development	60,000	—	60,000
Research and development	51,077	47,454	83,331
Travel	114,586	9,066	270,356
Financing fee	—	14,500	24,500
Amortization and depreciation	5,846	4,486	17,236
Acquisition expense	—	11,050	11,050

Total operating expenses	(2,695,187)	(901,952)	(5,265,240)

Loss before extraordinary item	(2,670,829)	(901,952)	(5,240,882)

Extraordinary item	—	—	100,850

Net loss	$(2,670,829)	$(901,952)	$(5,140,032)

Weighted average number of shares outstanding — basic and diluted	32,614,265	22,305,950

Net loss per share - basic and diluted	$(0.08)	$(0.04)

See accompanying notes to the condensed consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Statements of Stockholders’ Equity (Deficiency)
For The Period From October 2, 1998 (Inception) Through September 30, 2005
(Unaudited)

					Deficit
				Deferred	Accumulated	Accumulated
	Common Shares		Additional	Stock	During the	Other
			Paid-In	Based	Development	Comprehensive
	Shares	Amounts	Capital	Compensation	Stage	Income	Total
Common stock issued for cash at $0.002 per share	5,000,000	$5,000	$5,000	$—	$—	$—	$10,000
Net loss for the period from inception to December 31, 2000	—	—	—	—	(420,892)	—	(420,892)

Balance, December 31, 2000	5,000,000	5,000	5,000	—	(420,892)	—	(410,892)
Common stock issued in exchange for retirement of debt at $0.05 per share	4,400,000	4,400	215,600	—	—	—	220,000
Net loss for the year ended December 31, 2001	—	—	—	—	(224,444)	—	(224,444)

Balance, December 31, 2001	9,400,000	9,400	220,600	—	(645,336)	—	(415,336)
Common stock issued in exchange for retirement of debt at $0.05 per share	7,185,320	7,185	352,081	—	—	—	359,266
Net loss for the year ended December 31, 2002	—	—	—	—	(112,822)	—	(112,822)

Balance, December 31, 2002	16,585,320	16,585	572,681	—	(758,158)	—	(168,892)
Net loss for the year ended December 31, 2003	—	—	—	—	(213,105)	—	(213,105)

Balance, December 31, 2003	16,585,320	16,585	572,681	—	(971,263)	—	(381,997)
Common stock issued for Welway shares in February 2004	6,500,000	6,500	6,321	—	—	—	12,821
See accompanying notes to the condensed consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Statements of Stockholders’ Equity (Deficiency)
For The Period From October 2, 1998 (Inception) Through September 30, 2005
(Unaudited)

					Deficit
				Deferred	Accumulated	Accumulated
	Common Shares		Additional	Stock	During the	Other
			Paid-In	Based	Development	Comprehensive
	Shares	Amounts	Capital	Compensation	Stage	Income	Total
Equity units issued for cash	3,180,861	$3,181	$573,501	$—	$—	$—	$576,682
Common stock issued in exchange for settlement of debt	1,322,220	1,322	197,113	—	—	—	198,435
Common stock issued for stock options exercised	1,536,980	1,537	24,699	—	—	—	26,236
Stock compensation expense	—	—	983,527	(285,744)	—	—	697,783
Net loss for the year ended December 31, 2004	—	—	—	—	(1,497,940)	—	(1,497,940)

Balance December 31, 2004	29,125,381	29,125	2,357,842	(285,744)	(2,469,203)	—	(367,980)
Common stock issued for consulting services in January 2005	625,000	625	293,125	—	—	—	293,750
Common stock issued for cash in January 2005 at $0.40 per share	62,500	63	24,937	—	—	—	25,000
Common stock issued for consulting services in February 2005	500,000	500	534,500	—	—	—	535,000
Common stock issued for cash in February 2005 at $0.60 per share	50,334	50	30,150	—	—	—	30,200
See accompanying notes to the condensed consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Statements of Stockholders’ Equity (Deficiency)
For The Period From October 2, 1998 (Inception) Through September 30, 2005
(Unaudited)

					Deficit
				Deferred	Accumulated	Accumulated
	Common Shares		Additional	Stock	During the	Other
			Paid-In	Based	Development	Comprehensive
	Shares	Amounts	Capital	Compensation	Stage	Income	Total
Equity units issued for cash in February 2005 at $0.67 per unit	149,254	$149	$99,851	$—	$—	$—	$100,000

Common stock issued for cash in March 2005 at $0.75 per share	113,332	113	84,887	—	—	—	85,000
Equity units issued for cash in March 2005 at $0.85 per unit, net	252,305	253	184,212	—	—	—	184,465
Equity units issued for cash in July and August 2005 at $0.95 per unit	1,088,159	1,088	929,287	—	—	—	930,375
Common stock issued for warrants exercised	160,000	160	47,840	—	—	—	48,000
Common stock issued for stock options exercised and related party debt settlements	2,985,000	2,985	366,415	—	—	—	369,400
Stock options granted for consulting services	—	—	1,284,600	(1,004,747)	—	—	279,853
Amortization of deferred stock based compensation	—	—	—	234,074	—	—	234,074
Cancellation of warrants			(12,691)	12,691	—	—	—
Foreign currency gain	—	—	—	—	—	907	907
Net loss for the nine months ended September 30, 2005	—	—	—	—	(2,670,829)	—	(2,670,829)

Balance September 30, 2005	35,111,265	$35,111	$6,224,955	$(1,043,726)	$(5,140,032)	$907	$77,215

See accompanying notes to the condensed consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the	For the	For the Period From
	Nine Months	Nine Months	October 2, 1998
	Ended	Ended	(Inception) Through
	September 30,	September 30,	September 30,
	2005	2004	2005
Cash Flows From Operating Activities
Net loss	$(2,670,829)	$(901,952)	$(5,140,032)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	5,846	4,486	17,237
Acquisition expense	—	11,050	11,050
Stock-based compensation	1,434,389	379,491	2,132,172
Gain on forgiveness of debt	—	—	100,851
Changes in operating assets and liabilities:
Accounts receivable	(3,139)	—	(4,284)
Other receivable	(287,211)	—	(287,211)
Prepaid expenses and prepaid deposits	(38,691)	(1,341)	(47,887)
Accounts payable	71,529	145,436	297,666
Other payable	264,989	—	264,989
Unearned income	27,741	—	27,741
Accrued liabilities	(29,609)	20,334	38,924

Net cash used in operating activities	(1,224,985)	(342,496)	(2,588,784)

Cash Flows From Investing Activities
Purchase of equipment	(5,426)	(17,117)	(31,402)
Investment in and advances to joint venture	(497,326)	—	(497,326)
Cash acquired in WelWay acquisition	—	330	330

Net cash used in investing activities	(502,752)	(16,787)	(528,398)

Cash Flows From Financing Activities
Due to related parties	153,348	81,230	628,655
Proceeds from exercise of warrants	48,000	—	48,000
Proceeds from exercise of stock options	181,033	—	207,269
Proceeds from loan payable	—	—	320,000
Common stock issued for cash, net	1,355,040	308,842	1,941,722

Net cash provided by financing activities	1,737,421	390,072	3,145,646

Net increase in cash	9,684	30,789	28,464
Effect of exchange rate changes on cash	907	—	907
Cash, beginning of period	18,780	1,018	—

Cash, end of period	$29,371	$31,807	$29,371

Supplementary Cash Flow Information
Accrued stock-based compensation	$91,712	$—	$91,712
Common stock and debt issued for WelWay acquisition	$—	$12,491	$12,491
Common stock and debt issued for deferred compensation	$—	$2,436	$2,436
Stock options exercised for related party debt settlement	$188,368	$—	$188,368
Common stock issued for debt	$—	$58,603	$777,701
See accompanying notes to the condensed consolidated financial statements.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
1. Operations and Going Concern
Asia Payment Systems Inc. and subsidiaries (the “Company”) was incorporated under the laws of the State of Nevada in 1998 to engage in international business as Asian Alliance Ventures Inc and subsequently changed its name to Asia Payment Systems Inc. in 2003.
During the first quarter of 2004 the Company completed the acquisition of all the assets, business plan, client agreements and intellectual property in a payment services (“Payment Services”) business through the acquisition of WelWay Development Limited, an inactive company. Effective April 1, 2004 the Company is focusing all its efforts on the Payment Services business.
The Company has commenced its planned principal operations and started generating revenue from its pilot project in the first quarter of 2005. The Company has continued to develop prototype systems for testing by potential customers. Revenue generated from the pilot project has yet to be significant, and therefore, the Company continues to be considered a development stage company.
The accompanying condensed consolidated financial statements have been prepared on the basis that the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business. Since its inception, the Company has been engaged in organizational and pre-operating activities. In the first nine months of 2005, the Company has a net loss of $2,670,829 and a negative cash flow from operations of $1,224,985. At September 30, 2005, the Company has a working capital deficit of $445,521 and an accumulated deficit of $5,140,032. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of the Company’s existence is dependent upon its ability to obtain additional capital and sustain profitable operations. The uncertainty related to these conditions also raises doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Management’s plans include receiving continued financial support from directors and officers, continuing its operations and raising additional capital in 2005. The Company’s stock trades on the NASDAQ OTC:BB market under the symbol APYM.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
2. Summary of Significant Accounting Policies
Basis of Presentation
The consolidated financial statements are presented in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America.
Principals of Consolidation
The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries:
•	Asia Payment Systems (HK) Ltd. (formerly Asian Alliance Ventures (HK) Ltd), incorporated under the Company Ordinance of Hong Kong. The subsidiary was incorporated for nominal consideration to facilitate operations in China.

•	Asia Payments, Inc., incorporated in Delaware for nominal consideration to facilitate operations in USA.

•	WelWay Development Limited, incorporated under the Company Ordinance of Hong Kong, acquired for the assets of the Payment Services business which is under development.

•	Asia Payment Systems Pte. Ltd., incorporated under the Company Ordinance of Singapore. The subsidiary was incorporated in August 2005 for nominal consideration to facilitate operations in Asia. The shares are held by one of the Company’s directors in trust. Shares will be transferred to the Company in the fourth quarter of 2005.
All material inter-company accounts and transactions have been eliminated in consolidation.
Interim Condensed Consolidated Financial Statements
The condensed consolidated financial statements as of September 30, 2005 and for the three and nine months ended September 30, 2005 and 2004 are unaudited. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and consolidated results of operations. The consolidated results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year. The condensed consolidated balance sheet information as of December 31, 2004 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-KSB. The interim condensed consolidated financial statements should be read in conjunction with that report.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Foreign Currency Translation
The accompanying condensed consolidated financial statements are presented in U.S. dollars. The functional currency of the Company and its Singapore subsidiary is in U.S. dollars. The functional currency of its Hong Kong subsidiaries is in Hong Kong dollars (HKD). The financial statements of the Hong Kong subsidiaries are translated into U.S. dollars from Hong Kong dollars at year-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred. Resulting translation gains and losses, if any, are accumulated in a separate component of shareholders’ equity.

September 30, 2005
Period end HKD : US$ exchange rate	7.8
Average period HKD : US$ exchange rate	7.8
Comprehensive Income/Loss
Comprehensive income/loss is defined to include all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income/loss is the foreign currency translation adjustment.
Economic and Political Risks
The Company’s operations are conducted in the People’s Republic of China (“PRC”). Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC economy.
The Company’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
foreign currency exchange. The Company’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation, among other things.
Financial Instruments
The Company has various financial instruments that include cash, accounts receivable, other receivable, accounts payable, other payable, accrued liabilities, amounts due to related parties and loan payable. It was not practicable to determine the fair value of the amounts due to related parties or the loans payable due to their uncertain repayment terms. The carrying values of all other financial instruments approximate their fair value due to their relatively short period to maturity.
Investment in and Advances to Joint Venture
In June 2005, the Company entered into an agreement with Guangdong Et-China Limited (Et-China), a corporation organized under the laws of People’s Republic of China (“PRC”), to jointly invest in business opportunities in PRC. For the nine months ended September 30, 2005, the Company made payments of $497,326, of which, $294,994 was used to invest in an 80% owned newly formed company under the laws of PRC. The newly formed PRC company was incorporated in September 2005 with total paid in capital of RMB 3,010,000 (US$368,743). The ownership is held in trust on behalf of the Company and will be transferred to the Company within six months from the date of incorporation. The balance of $202,332 is held by Et-China as advances for future business development.
Revenue Recognition
The Company completed its phase I system development of its pilot project for credit and debit card transaction processing and has started generating revenue from its pilot project in the first quarter of 2005. The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements.” Revenue is recognized when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured.
In addition, the Company also generates revenues through special and trial projects. Such revenue is recognized when service is performed and collectibility is reasonably assured. Unearned revenue represents service partially performed for special and trial projects.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
Specifically, all of the revenue in the first nine months of 2005 is pursuant to a signed contract and a special trial project. The Company receives a per transaction fee for each credit and debit card processing transaction. Revenue is then recognized as each processing transaction is completed.
The Company has continued to develop prototype systems for testing by potential customers and plan to bill for a portion of the costs incurred. The Company will continue to record these cost recoveries as a credit to the respective expense in the statement of operations.
Stock Based Compensation
The Company has elected to apply the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company’s employee stock options is less than the market price of the underlying common stock on the date of grant. Stock-based compensation for employees is recognized on the straight-line basis over the vesting period of the individual options. Stock options granted to non-employees are accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 123 “Accounting for Stock-Based Compensation”, which establishes a fair value based method of accounting for stock-based awards, and recognizes compensation expense based on the fair value of the stock award or fair value of the goods and services received, whichever is more reliably measurable. Under the provisions of SFAS 123 as amended by SFAS No. 148, companies that elect to account for stock-based awards in accordance with the provisions of APB 25 are required to disclose the pro forma net income (loss) that would have resulted from the use of the fair value based method under SFAS 123.
During the nine months ended September 30, 2005, the Company recognized stock-based compensation for non-employees in the aggregate amount of $2,113,350, of which $1,108,603 was expensed in the nine months ended September 30, 2005 and $1,004,747 was deferred. The total amount of stock-based compensation includes the fair value of 1,125,000 restricted shares issued of $828,750 (Note 7) and the fair value of 1,180,000 options granted of $1,284,600 (See Note 8).
During the nine months ended September 30, 2005, the Company accrued stock-based compensation for non-employees in the amount of $91,712 for commitment made in May 2005 (See Note 9).
During the nine months ended September 30, 2005, the Company amortized deferred stock-based compensation of $234,074 for the nine months ended September 30, 2005 and the balance of the deferred stock-based compensation of $38,979 is deferred.
During the nine months ended September 30, 2005, warrants to purchase 250,000 common shares issued to consultants were forfeited with the cancellation of the consultancy

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
agreement. The unamortized portion of the fair value of warrants in the amount of $12,691 was reversed from deferred stock based compensation and additional paid in capital.
During the nine months ended September 30, 2005, the Company issued warrants to purchase 1,100,000 common shares to employees. The warrants are exercisable from July 1, 2007 to June 30, 2008 at an exercise price of $0.85 per share, the closing market price of the Company’s common stock on the date of grant.
The following table illustrates the effect on net loss per share as if the fair value method had been applied to all outstanding and vested awards in each period.

	Nine Months Ended	Nine Months Ended
	September 30, 2005	September 30, 2004
Net loss — as reported	$(2,670,829)	$(901,952)
Add: Stock-based compensation expense from stock options included in net loss — as reported	513,927	379,491
Deduct: Stock-based compensation expense from stock options determined under fair value method	(599,427)	(551,391)

Net loss — pro forma	$(2,756,329)	$(1,073,852)

Net loss per share (basic and diluted) — as reported	$(0.08)	$(0.04)
Net loss per share (basic and diluted) — pro forma	$(0.08)	$(0.05)
Net Loss Per Share
Basic loss per share is computed by dividing net loss by the weighted average number of outstanding shares of common stock. Diluted loss per share, if any, is computed by dividing net loss by the weighted average number of shares adjusted for the potential dilution that could occur if stock options, warrants and other convertible securities were exercised or converted into common stock. Potentially dilutive securities were not included in the calculation of diluted loss per share as their effect would be anti-dilutive.
Reclassifications
Certain prior period amounts were reclassified to conform to the current period’s presentation.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
3. Related Party Transactions
The Company had the following transactions for the nine months ended September 30, 2005 and 2004 recorded at their exchange amount, with related parties:
Incurred $46,500 (2004 — $30,000) for administrative and consulting services provided by companies in which certain officers and/or shareholders have a controlling interest.
Incurred $206,818 (2004 — $102,322) for management services provided by shareholders and companies in which certain officers and/or shareholders have a controlling interest.
The following balances, which bear no interest and have no fixed terms of repayment, with shareholders and companies controlled by certain officers and/or shareholders were outstanding:

	September 30, 2005	December 31, 2004
Due to directors, shareholders and companies owned by directors and shareholders	$134,939	$169,959
For the nine months ended September 30, 2005, $188,368 of the amount due to the related parties was settled in exchange of the issuance of 941,840 common shares for stock options exercised by related parties.
4. Other Receivable and Other Payable
Other receivable and other payable at September 30, 2005 represent a client trust accounts receivable and a client trust accounts payable. The client trust accounts receivable represents funds held by the merchant bank for the Company’s clients. The client trust accounts payable represents funds to be paid to the Company’s clients. The Company changed merchant banks at September 30, 2005. The former merchant bank is holding processed funds (other receivable) for a maximum of six months in case there are any charge backs that need to be processed against funds held. Once the amounts are cleared from the former merchant bank, the Company will then remit the monies (other payable) to its customers and recognize the related revenue. For the nine months ended September 30, 2005, $375,000 of the funds were released and remitted to customers.
5. Prepaid Expenses
Prepaid expenses at September 30, 2005 represent prepayment of professional fees and prepayment of processing charges on partially performed services for special and trial projects.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
6. Accrued Liabilities
Accrued liabilities at September 30, 2005 represent accrued operating expenses of $38,924 and accrued stock-based compensation committed in the amount of $91,712 (See Note 9).
7. Capital Stock
During the nine months ended September 30, 2005, the Company issued 2,985,000 common shares at an average price of $0.1238 per share for total proceeds from the exercise of stock options of $181,032 and related party debt settlements of $188,368 from the exercise of stock options (See Note 3).
In September 2005 the Company issued 160,000 shares of common stock to one accredited investors from the exercise of warrants issued in December 2004 at an exercise price of $0.30 per share for cash proceeds of $48,000.
In July and August 2005, the Company issued 1,088,159 Equity Units to 13 accredited investors for net cash proceeds of $930,375 at $0.95 per Unit. Each Unit consists of one common share and one common share purchase warrant. The warrants are exercisable until July and August, 2009, at an exercise price of $1.50 to $2.00 per share. Warrants to purchase 1,000,000 shares of common stock were issued to the placement agent. The warrants are exercisable until July and August 2010 at an exercise price of $0.7125 per share. As of September 30, 2005, no warrants have been exercised.
In March 2005 the Company issued 252,305 Equity Units to 18 accredited investors for net cash proceeds of $184,465 at $0.85 per Unit. Each Unit consists of one common share and one common share purchase warrant. The warrants are exercisable until March 15, 2007, at an exercise price of $1.75 per share. As of September 30, 2005, no warrants have been exercised.
In March 2005 the Company issued 113,332 shares of common stock to four accredited investors at $0.75 per share for total cash proceeds of $85,000.
In February 2005 the Company issued 149,254 Equity Units to one accredited investor for total cash proceeds of 100,000 at $0.67 per Unit. Each Unit consists of one common share and one common share purchase warrant. The warrants are exercisable until March 10, 2008 at an exercise price of $1.20 per share. As of September 30, 2005, no warrants have been exercised.
In February 2005 the Company issued 50,334 shares of common stock to three accredited investors at $0.60 per share for total cash proceeds of $30,200.
In February 2005 the Company issued 500,000 shares of common stock for a contract with an accredited investor to perform strategic planning, public relations and marketing services over the following six months, subject to completion of the services. The shares were valued

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
at $1.07 per share, the closing market price of our common stock on the date of the transaction, for a total value of $535,000, which was all expensed in current nine month period ended September 30, 2005.
In January 2005 the Company issued 62,500 shares of common stock to one accredited investor at $0.40 per share for total cash proceeds of $25,000.
In January 2005 the Company issued 375,000 shares of common stock for a contract with an accredited investor to perform strategic planning, public relations and marketing services provided over the following four months, subject to completion of the services. The shares were valued at $0.47 per share, the closing market price of our common stock on the date of the transaction for a total value of $176,250, which was all expensed in current nine month period ended September 30, 2005.
In January 2005 the Company issued 250,000 shares of common stock for a contract with an accredited investor to perform strategic planning, public relations and marketing services provided over the following three months, subject to completion of the services. The shares were valued at $0.47 per share, the closing market price of our common stock on the date of the transaction for a total value of $117,500, which was all expensed in current nine month period ended September 30, 2005.
In December 2004 the Company issued 1,813,333 restricted Equity Units for total cash proceeds of $272,000; each Unit at $0.15 per Unit consisting of one common share and one redeemable common share purchase warrant exercisable until January 24, 2007 at an exercise price of $0.30 per share. As of September 30, 2005, 160,000 warrants have been exercised with proceeds of $48,000.
In October 2004 the Company issued 940,000 restricted common shares for the settlement of amounts due to related parties of $141,000. The shares were valued at $0.15 per share, which was the closing market price of the Company’s common stock on the date of the settlement.
In September 2004 the Company issued 382,220 restricted common shares for the settlement of amounts due to related parties of $57,435. The shares were valued at $0.15 per share, which was the closing market price of the Company’s common stock on the date of the settlement.
In September 2004 the Company issued 1,367,528 restricted Equity Units for total cash proceeds of $341,882; each Unit at $0.25 per Unit consisting of one common share and one redeemable common share purchase warrant exercisable until October 28, 2006 at an exercise price of $0.75 per share. Issuance costs of $37,200 were recorded as a reduction to additional paid-in capital. As of September 30, 2005, no warrants have been exercised.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
In February 2004, before the Company’s common stock was listed for trading, 6,500,000 common shares were issued for $12,821 (HK$100,000) in exchange for all the issued and outstanding shares of WelWay Development Ltd.
During 2004, the Company issued 1,536,980 common shares at an average price of $0.017 per share for total proceeds of $26,236 from the exercise of stock options.
During 2002, 7,185,320 common shares were issued at estimated fair value of $0.05 per share in exchange for the retirement of accounts payable of $151,502 and amounts due to related parties of $207,764.
During 2001, 4,400,000 common shares were issued at estimated fair value of $0.05 per share in exchange for the retirement of a loan payable of $200,000.
In 1999 the Company issued 5,000,000 shares of common stock for $10,000.
8. Non-Qualified Incentive Stock Option Plan
In June 2005, the Company enacted a non-qualified incentive stock option plan (the “Plan”) for the benefit of employees or other persons associated with the Company. In accordance with the Plan, the Company is authorized to grant stock options for the purchase of 5,000,000 shares of common stock.
During the nine months ended September 30, 2005, the Company granted 4,380,000 stock options to employees and consultants, pursuant to a non-qualified stock option plan. The options to consultants are for services to be performed for periods from one to three years. The options vest immediately to three years and expire in 1 to 5 years.
Of the 4,380,000 stock options granted, 3,200,000 stock options were granted to employees at the exercise prices from $0.85 to $1.12 per share, the closing market price of the Company’s common stock on the date of grant; 1,180,000 stock options were granted to non-employees at exercise prices from $0.001 to $2.24 per share. The fair value of the options granted to non-employees during the nine months ended September 30, 2005 was estimated to be $1,284,600, of which $279,853 was expensed in the nine months ended September 30, 2005 and $1,004,747 is deferred. The fair value was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk free interest rate of 2.29% to 3.5%, expected volatility of 180%, an expected option life of 1 to 5 years and no expected dividends.
The weighted average fair value of options granted was $0.92 per share.
a)	A summary of the changes in the Company’s common stock purchase options is presented below:

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)

		Weighted
		Average
		Exercise
	Number	Price
Balance, December 31, 2004	3,105,000	$0.21
Granted to Directors, Officers and Consultants	4,380,000	$0.66
Exercised	(2,985,000)	$0.12
Forfeited / Expired	—	—

Balance, September 30, 2005	4,500,000	$0.60

Additional information regarding options outstanding at September 30, 2005 is as follows:

		Outstanding		Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average	Number	Average
	Number of	Contractual	Exercise	of	Exercise
Exercise Prices	Shares	Life (years)	Price	Shares	Price

$0.20	495,000	1.66	$0.20	495,000	$0.20
$0.25	775,000	1.77	$0.25	550,000	$0.25
$0.85	2,750,000	4.07	$0.85	—	—
$1.12	450,000	4.79	$1.12	—	—
$2.24	30,000	2.39	$2.24	7,500	$2.24

	4,500,000	3.47	$0.66	1,052,500	$0.24

9. Commitments
In May 2005, the Company committed to issue 1,500,000 shares of common stock for a contract with an accredited investor to perform strategic planning, public relations and marketing services over eighteen months starting August 17, 2005, subject to completion of the services. As of September 30, 2005, none of the 1,500,000 shares committed were issued. Fair value of the common shares for the services performed in the amount of $91,712 has been recognized as stock based compensation and accrued as a liability for the period ended September 30, 2005.

Asia Payment Systems Inc. and Subsidiaries
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
September 30, 2005
(Unaudited)
10. Agreements
In August 2005, the Company signed an agreement with Network for Electronic Transfers (S) Pte. Ltd. (NETS) in Singapore to gain access to the payment gateway in Singapore.
In June 2005, the Company signed an agreement with Neteller PLC to perform credit card transaction processing and settlement services.
In March 2005, the Company signed an agreement with Beijing Purple Stars Appraisal Co., Ltd. (“BPS”) to establish an International Standard Credit Bureau in Beijing.
11. Subsequent Events
In October 2005, 40,000 options were granted to one employee, as defined, in accordance with the Company’s 2005 Non-Qualified Incentive Stock Option Plan. The options vest over the period from October 4, 2005 through July 4, 2007 and expire three years from the date of vest. The exercise price of all the options is $0.73 which was the closing market price of the Company’s common stock on the date of the grant.
In October 2005, the Company issued 56,000 shares of common stock to one accredited investor from the exercise of warrants issued in September 2004 at an exercise price of $0.75 per share for cash proceeds of $42,000.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
Forward-looking statements
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this report. Such statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms, variations of such terms or the negative of such terms. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements address future events and conditions concerning product development, capital expenditures, earnings, litigation, regulatory matters, markets for products and services, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future global economic conditions, political conditions in China and elsewhere in Asia and the United States, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we operate, and other circumstances affecting anticipated revenues and costs. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Additional factors that could cause such results to differ materially from those described in the forward-looking statements are set forth in connection with the forward-looking statements and in the section titled “Risk Factors” in our Annual Report on Form 10-KSB for the period ended December 31, 2004, incorporated by reference.
Business Overview
Asia Payment Systems, Inc. (sometimes referred to as “we,” “our,” “us,” or the “company”), formerly Asian Alliance Ventures, Inc., with its head office in New York, New York, is developing credit card processing services for merchants in China and throughout Asia, as well as providing third party credit card processing services to financial institutions and oil companies in China. Our Asian offices are in Hong Kong and Shenzhen, Peoples Republic of China. For a detailed discussion regarding the history, strategies and risks of our business, see Part I in the Annual Report on Form 10-KSB for the year ended December 31, 2004.
In the third quarter 2005, we continued to operate the APAYcard system in Japan and we completed the development of the system for pin debit card processing to be used in China. We are in the process of developing our systems to process pin debit transactions in China and expect to complete the implementation between our systems and back end processing systems in China during the balance of 2005.
Business Developments
During the third quarter we continued to develop our cooperation with SCRC Telecom in Shanghai. To date we are still in the planning stages with SCRC Telecom with regard to the deployment of processing services in China. We expect to review all aspects of our plans with SCRC Telecom in the fourth quarter with the objective of implementing an updated plan in 2006.

In August we announced that we had finalized the establishment of a fully owned subsidiary in Singapore known as Asia Payments Systems Pte. Ltd. We established this company in recognition of Singapore’s role as a regional hub for South East Asia and to address interest from multi-national merchants for multi-currency processing and settlement services. The Singapore hub is now fully operational.
Also in August we announced that we had closed $1,000,000 in financing via a private placement to accredited investors. The placement was managed by Strasbourger Pearson Tulcin Wolff, Inc. (SPTW), a NYSE-member firm, under the terms of the Investment Banking agreement which SPTW announced in March 2005. The placement was a unit offering consisting of a share and a warrant in each unit. The units are priced at $0.95 and the warrants are priced at $1.50 in year 1 and $2.00 in years 2, 3 and 4.
In September we announced that our Singapore subsidiary had concluded an agreement for online transaction processing for credit cards and debit cards in Singapore and China with Network for Electronic Transfers (S) Pte. Ltd. (NETS). NETS is Singapore’s leading electronic payments provider for the past 20 years and operates eNETS, Singapore’s leading online payments provider for credit cards, direct debit and “virtual accounts.” The agreement with NETS provides us with added capacity and flexibility to process transactions throughout the Asian region.
In October, John Fraser resigned as Chairman of the Board due to the need to focus on other management responsibilities in Canada. Mr. Fraser continues to serve as a Director. In his place we elected Robert Clarke as Chairman of the Board, a position he had held previously.
Also in October, Matt Mecke, the company’s President and CEO, relinquished his executive positions to make way for key senior appointments to enable Asia Pay to focus greater attention on revenue growth and consolidate its approach to developing business in China. Mr. Mecke continues as a director and Vice-Chairman of the board.
To replace Mr. Mecke, we appointed Robert Clarke as CEO and Benny Lee as President. Mr. Lee will continue to be based in Shanghai and will be responsible for directing all aspects of our operations and business development.
In June 2005, we signed an agreement with Guangdong ET-China Limited of Guangzhou China to invest in an eCommerce system for the purpose of processing China pin debit cards from customers in China. Guangdong ET-China Limited currently provides air and hotel booking services to individual and corporate travelers primarily in Guangdong China. The agreement with ET-China and Asia Payment Systems is for both companies continue to work together to build out an eCommerce system in Shenzhen China so that customers of both companies will have access to this ecommerce payment processing system. We are continuing to work with Et-China to implement the eCommerce system and develop customer relationships in China.

Results of Operations
Revenue and Operating Expenses — Nine Months Ended September 30, 2005
We have commenced revenue operations. Revenue for processing transactions for our DFS client in Okinawa totaled $32,984 in the nine months ended September 30, 2005, with direct costs of revenues of $8,626 and gross profit of $24,358, a gross profit margin of 74%.
In June of 2005, we had an agreement with an online business company for credit card processing. In the process of implementing the agreement, fees received for processing transactions were treated as unearned income and fees charged from processing transactions were treated as prepaid expenses as the project was not fully implemented.
We incurred operating expenses of $2,695,187 for the nine-month period ended September 30, 2005, as compared to $901,952 for the same period in 2004. The principal component of the $1,793,235 increase for the nine months ended September 30, 2005, is the increase in stock-based compensation of $1,054,898. The remaining increase of $738,337 is the result of professional fees, research and development and general and administrative expenses with the increased level of business development and activities.
Liquidity and Capital Reserves
At September 30, 2005, we had cash of $29,371. At December 31, 2004, we had cash of $18,780. During the first nine months of 2005, we were successful in selling unregistered equity securities as reported in Part II, Item 8B of our Annual Report on Form 10-KSB for the year ended December 31, 2004 and in the Notes to the Condensed Consolidated Financial Statements for the nine months ended September 30, 2005. Funds from financing activities were used for our operations.
Net cash used in operating activities was $1,224,985 for the nine-month period ended September 30, 2005, and $342,496 for the same period in 2004. The increase in net cash used in operations reflects the cost of implementing our card processing business plan, including system development, business development, general administration and investments.
Net cash provided from financing activities was $1,737,421 for the nine month period ended September 30, 2005, and $390,072 for the same period in 2004. The increase was mainly from the exercise of stock options and warrants, and the issuance of common stock for cash.
At September 30, 2005, total current liabilities exceeded total current assets by $445,521 compared to $392,978 at December 31, 2004. Shareholders, directors and related party advances comprise $134,939 of the current liabilities, compared to $169,959 at December 31, 2004. Current liabilities include $100,000 owing to our former JV partner, Shandong Hengtong Chemical Industrial Company Ltd. (see Note 6 to the Financial Statements in Part II, Item 7 of our Annual Report on Form 10-KSB for the year ended December 31, 2004.)
The accompanying condensed consolidated financial statements have been prepared on the basis that the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business. Since its inception, the Company has been engaged in organizational and pre-operating activities. In the first nine months of 2005, the Company has a net loss of $2,670,829 and a negative cash flow from operations of $1,224,985. At September 30, 2005, the Company has a working capital deficit of $445,521 and an accumulated deficit of $5,140,032. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of the Company’s existence is dependent upon its ability to obtain additional capital and sustain profitable operations. The uncertainty related to these conditions also raises doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We require additional cash to continue to grow revenue operations and to meet on-going operating expenses. To date, our primary source of funds has been equity investments and shareholder and director advances, and this trend is expected to continue over the next quarter.
We do not currently have any agreements with investors or our shareholders or directors for future equity investment.
We expect to raise such additional capital through additional private financings, as well as borrowings and other resources. We may also raise additional funds in a public offering or from the exercise of currently outstanding options and warrants. To the extent that additional capital is raised through the sale of equity or equity-related securities or the exercise of currently outstanding options and warrants, the issuance of such securities could result in dilution of our stockholders. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available when required, we will be required to further curtail or suspend operations or to seek funding through arrangements with collaborative partners or others that may require us to relinquish rights that we would not otherwise relinquish.
Although we have funded the development and testing of our core processing system to meet the requirements of our first clients, we do not have sufficient capital on hand to fully implement our comprehensive plan of operations. Since much of the information contained in this report herein reflects a prospective plan of future operation, there is no assurance that the plan will be implemented as described.
ITEM 3. CONTROLS AND PROCEDURES
(a) Evaluation of Disclosure Controls and Procedures: Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended. Based on this evaluation, our principal executive officer and our principal financial officer concluded that, as of the end of the period covered by this quarterly report, our disclosure controls and procedures were effective to ensure that the information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934 is accumulated and communicated to management, including our chief executive officer and chief financial officer, to allow timely decisions regarding required disclosure, and that such information is recorded, processed, summarized and reported within the time periods prescribed by the SEC.
(b) Changes in Internal Control over Financial Reporting: There were no changes in our internal control over financial reporting as of the end of the period covered by this report that that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
PART II. OTHER INFORMATION
ITEM 1. LEGAL PROCEEDINGS — None
ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS
We completed the following unregistered sales of securities in the quarter ended September 30, 2005:
In September 2005, we issued 160,000 shares of common stock to one accredited investor from the exercise of warrants issued in December 2004 at an exercise price of $0.30 per share for cash proceeds of $48,000.
In July and August 2005, we issued an aggregate of 1,088,159 Equity Units to 13 accredited investors at $0.95 per Unit for net proceeds of $930,375 pursuant to a private placement offering. Each Unit consisted of one share of common stock and one warrant to purchase one share of common stock at $1.50 per share exercisable for one year and at $2.00 per share for years two through four from the respective date of closing of the purchase of the Equity Unit.
Strasbourger Pearson Tulcin Wolff, Inc. acted as our placement agent in the financing and received the following remuneration: a cash selling commission equal to 8% of the gross sales proceeds of the offering ($82,700); a cash non-accountable expense allowance equal to 2% of the gross sales proceeds of the offering ($20,675); and warrants to purchase a total of 1,000,000 shares of common stock at an exercise price per share of 75% of the price paid in the offering ($0.7125) exercisable through July — August 2010.
We intend to use the proceeds for working capital and general corporate purposes.
ITEM 3. DEFAULTS UPON SENIOR SECURITIES — None
ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS — None
ITEM 5. OTHER INFORMATION — None
ITEM 6. EXHIBITS

Exhibits	Document Description
31.1	Certification of Principal Executive Officer pursuant to Rule 13a-15(a) and Rule 15d-15(a), promulgated under the Securities Act of 1934, as amended

31.2	Certification of Principal Financial Officer pursuant to Rule 13a-15(a) and Rule 15d-15(a),

Exhibits	Document Description
promulgated under the Securities Act of 1934, as amended

32.1	Certification pursuant to 18 U.S.C. Section 1350, As adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Executive Officer)

32.2	Certification pursuant to 18 U.S.C. Section 1350, As adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (Chief Financial Officer)
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 14th day of November, 2005.

ASIA PAYMENT SYSTEMS INC.
(Registrant)

BY:	/s/ Robert G. Clarke
Robert G.Clarke
Chief (Principal) Executive Officer

BY:	/s/ Edith Ho
Edith Ho
Chief (Principal) Financial Officer

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. Indemnification of Directors and Officers.
     Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
ITEM 25. Other Expenses of Issuance and Distribution.
     Expenses payable in connection with the registration and distribution of the securities being registered hereunder (other than underwriting discounts and commissions), all of which will be borne by the Registrant, are as follows:

Registration Fee — Securities and Exchange Commission	$481
Printing and Engraving	$0
Legal Fees and Expenses (other than blue sky fees)	$60,000	*
Accounting Fees	$10,000	*
Blue Sky Fees and Expenses	$5,000	*

Total Estimated Expenses	$75,481	*

*Estimated

ITEM 26. Recent Sales of Unregistered Securities.
     The securities of the Company that were issued by the Company within the past three years and have not been registered with the Securities and Exchange Commission are described below:
(i)	Effective December 23, 2002, we issued 7,185,320 shares of our common stock at an estimated value of $0.05 per share in exchange for the retirement of accounts payable of $151,502 and amounts due to related parties of $207,764.

(ii)	In February 2004, prior to the listing of our common stock for trading, we issued 6,500,000 shares of common stock for $12,821 in exchange for all of the issued and outstanding shares of WelWay Development Limited, a corporation organized under the laws of Hong Kong SAR, China.

(iii)	In September 2004, we issued 1,367,528 restricted Equity Units for total cash proceeds of $341,882. Each Unit was sold at $0.25 per Unit and consisted of one share of common stock and one redeemable common stock purchase warrant exercisable until October 28, 2006 at an exercise price of $0.75 per share.

(iv)	In September 2004, we issued 382,220 shares of common stock in exchange for the settlement of amounts due to two related parties of $57,435 (valued at $0.15 per share).

(v)	In October 2004, we issued 940,000 shares of common stock in exchange for the settlement of amounts due to three related parties of $141,000 (valued at $0.15 per share).

(vi)	In December 2004, we issued 1,813,333 restricted Equity Units to three accredited investors for total cash proceeds of $272,000. Each Unit was sold at $0.15 per Unit and consisted of one share of common stock and one redeemable common stock purchase warrant exercisable until January 24, 2007 at an exercise price of $0.30 per share.

(vii)	In December 2004, we issued warrants to three accredited investors to purchase 490,000 shares of common stock exercisable until December 1, 2010 at an exercise price of $0.16 per share in consideration for consulting services.

(viii)	In January 2005, we issued 250,000 shares of common stock pursuant to a contract with an accredited investor for strategic planning, public relations and marketing services valued at $0.47 per share.

(ix)	In January 2005, we issued 375,000 shares of common stock pursuant to a contract with an accredited investor for strategic planning, public relations and marketing services valued at $0.47 per share.

(x)	In January 2005, we issued 62,500 shares of common stock to one accredited investor at $0.40 per share for total cash proceeds of $25,000.

(xi)	In February 2005, we issued 500,000 shares of common stock pursuant to a contract with an accredited investor for strategic planning, public relations and marketing services valued at $1.07 per share.

(xii)	In February 2005, we issued 50,334 shares of common stock to three accredited investors at $0.60 per share for total cash proceeds of $30,200.

(xiii)	In February 2005, we issued 149,254 shares of common stock to one accredited investor at $0.67 per share and warrants to purchase 150,000 shares for total cash proceeds of $100,000. The warrants are exercisable until March 10, 2008 at an exercise price of $1.20 per share.

(xiv)	In March 2005, we issued 113,332 shares of common stock to four accredited investors at $0.75 per share for total cash proceeds of $85,000.

(xv)	In March 2005, we issued 252,305 shares of common stock to 18 accredited investors at $0.85 per share and warrants to purchase 252,305 shares for gross proceeds of $214,465. The warrants are exercisable until March 15, 2007 at an exercise price of $1.75 per share.

(xvi)	On July 1, 2005, we issued warrants to purchase an aggregate of 1,100,000 shares of common stock to three employees. The warrants are exercisable until June 30, 2008 at an exercise price of $0.85 per share.
     The issuances of the foregoing securities were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) and/or Rule 506 of Regulation D. The sales did not involve any public offering or general solicitation. Except as noted, no commissions were paid on the issuance of the shares. The stock certificates and warrant agreements issued to the purchasers contained a restrictive legend in accordance with Rule 144.
(xvii)	In July and August 2005, we issued an aggregate of 1,088,159 Equity Units to 13 accredited investors for gross proceeds of $1,033,751 pursuant to a private placement offering. Each Unit consisted of one share of common stock and one warrant to purchase one share of common stock at $1.50 per share exercisable for one year and at $2.00 per share for years two through four from the respective date of closing of the purchase of the Equity Units.
     The issuance of the foregoing 1,088,159 Equity Units and the warrants described below was made without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act. Strasbourger Pearson Tulcin Wolff, Inc. acted as our placement agent in the financing and received the following remuneration:

•	a cash selling commission equal to 8% of the gross sales proceeds of the offering ($82,700);

•	a cash non-accountable expense allowance equal to 2% of the gross sales proceeds of the offering ($20,675); and

•	warrants to purchase a total of 1,000,000 shares of common stock at an exercise price per share of 75% of the price paid in the offering ($0.7125) exercisable through July — August 2010.

ITEM 27. Exhibits.
     The following exhibits are included as part of this Registration Statement.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*
4.1	Form of Common Stock Purchase Warrant from the July and August 2005 private placement offerings
5.1	Opinion of Andrew N. Bernstein, P.C.****
10.1	Material Terms of Verbal Agreement with 7bridge Capital**
10.2	Material Terms of Verbal Agreement with Taxplan, Ltd.**
10.3	Memorandum of Understanding with Beijing Purple Stars Appraisal Co., Ltd.**
10.4	Term Sheet with Strasbourger Pearson Tulcin Wolff, Inc.**
10.5	Service Agreement with Max to One Co., Ltd.**
10.6	Agreement with Shanghai CRC Telecom Co., Ltd.**
10.7	Equipment Lease Contract with Shanghai CRC Telecom Co., Ltd.**
10.8	Services Agreement with GP Network Corporation**
10.9	System Development and Services Agreement with DFS Okinawa K.K.**
10.10	Credit Card Transaction Processing and Clearing Settlement Services Agreement with e-Charge Processing Service Corporation**
10.11	Material Terms of Verbal Agreement with Matthew Mecke**
10.12	Employment Agreement with Matthew Mecke**
14.1	Code of Ethics**
21.1	Schedule of Subsidiaries**
23.1	Consent of Weinberg & Company, P.A., Independent Registered Public Accounting Firm***
23.2	Consent of Grant Thornton LLP***
23.3	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1)

*	Incorporated by reference to the Exhibits to our Form 10-SB Registration Statement filed with the Securities and Exchange Commission, SEC File No. 000-30013, on March 20, 2000.

**	Incorporated by reference to the Exhibits to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, SEC File No. 000-30013.

***	Previously filed.

****	Filed herewith.

ITEM 28. Undertakings.
(a)	Rule 415 Offerings.
The undersigned registrant hereby undertakes that it will:
            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;
            (3) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering; and
            (4) File a post-effective amendment to the registration statement to include any financial statements required by section 210.3-19 at the start of any delayed offering or throughout a continuous offering.
(b)	Request for acceleration of effective date.
            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, in the City of New York, State of New York, on November 23, 2005.

ASIA PAYMENT SYSTEMS, INC.
a Nevada corporation

By:	/s/ Robert G. Clarke

Robert G. Clark
Principal Executive Officer
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Robert G. Clarke	Chief Executive Officer and Chairman	11/23/05
Robert G. Clarke

/s/ Matthew Ryan Mecke	Vice Chairman	11/23/05
Matthew Ryan Mecke

/s/ Benny Shing Bun Lee	President and Director	11/23/05
Benny Shing Bun Lee

/s/ John G. Fraser	Director	11/23/05
John G. Fraser

/s/ Charlie Rodriguez	Secretary and Director	11/23/05
Charlie Rodriguez

/s/ Edith Kam Ying Ho	Chief (Principal) Financial Officer	11/23/05
Edith Kam Ying Ho

/s/ Michael J. Oliver	Director	11/23/05
Michael J. Oliver

EXHIBIT INDEX
     The following exhibits are included as part of this Registration Statement.

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws*
4.1	Form of Common Stock Purchase Warrant from the July and August 2005 private placement offerings
5.1	Opinion of Andrew N. Bernstein, P.C.****
10.1	Material Terms of Verbal Agreement with 7bridge Capital**
10.2	Material Terms of Verbal Agreement with Taxplan, Ltd.**
10.3	Memorandum of Understanding with Beijing Purple Stars Appraisal Co., Ltd.**
10.4	Term Sheet with Strasbourger Pearson Tulcin Wolff, Inc.**
10.5	Service Agreement with Max to One Co., Ltd.**
10.6	Agreement with Shanghai CRC Telecom Co., Ltd.**
10.7	Equipment Lease Contract with Shanghai CRC Telecom Co., Ltd.**
10.8	Services Agreement with GP Network Corporation**
10.9	System Development and Services Agreement with DFS Okinawa K.K.**
10.10	Credit Card Transaction Processing and Clearing Settlement Services Agreement with e-Charge Processing Service Corporation**
10.11	Material Terms of Verbal Agreement with Matthew Mecke**
10.12	Employment Agreement with Matthew Mecke**
14.1	Code of Ethics**
21.1	Schedule of Subsidiaries**
23.1	Consent of Weinberg & Company, P.A., Independent Registered Public Accounting Firm***
23.2	Consent of Grant Thornton LLP***
23.3	Consent of Andrew N. Bernstein, P.C. (included in Exhibit 5.1)

*	Incorporated by reference to the Exhibits to our Form 10-SB Registration Statement filed with the Securities and Exchange Commission, SEC File No. 000-30013, on March 20, 2000.

**	Incorporated by reference to the Exhibits to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, SEC File No. 000-30013.

***	Previously filed.

****	Filed herewith.